[to be notarized before a German notary public, together with the Equity Holder Agreement]

Kauf- und Übertragungsvertrag über GmbH-Anteile	Equity Purchase and Transfer Agreement

zwischen	between

1.	Herrn Dariusz Kachel	1.	Mr. Dariusz Kachel

geboren am 19. April 1986, wohnhaft in Lautensackstraße 32, 80687 München, Deutschland	born on April 19, 1986, resident at Lautensackstraße 32, 80687 Munich, Germany

– “Herr Kachel” –	– “Mr. Kachel” –

2.	Kachel Holding GmbH	2.	Kachel Holding GmbH

geschäftsansässig Lautensackstraße 32, 80687 München, Deutschland, eingetragen beim Handelsregister des Amtsgerichts München unter HRB 237670	with its registered business address at Lautensackstraße 32, 80687 Munich, Germany, registered with the commercial register at the local court of Munich under HRB 237670

– “Kachel Holding” oder “Verkäufer” –	– “Kachel Holding” or “Seller” –

3.	CoinTracking LLC	3.	CoinTracking LLC

geschäftsansässig in 23805 Stuart Ranch Road, Suite 235 Malibu, CA 90265, USA	with its business address at 23805 Stuart Ranch Road, Suite 235 Malibu, CA 90265, USA

– “CoinTracking LLC” oder “Käufer” –	– “CoinTracking LLC” or “Purchaser” –

4.	Crypto Company	4.	Crypto Company

mit dem Sitz in Malibu, California und geschäftsansässig in 23805 Stuart Ranch Road, Suite 235 Malibu, CA 90265, USA	with its registered seat at Malibu, California and with its business address at 23805 Stuart Ranch Road, Suite 235 Malibu, CA 90265, USA
– “Crypto” –	– “Crypto” –

– 1. bis 4. gemeinsam “Parteien” –	– 1. to 4. collectively “Parties” –

VORBEMERKUNG	RECITALS

Ausgehend von der Tatsache, dass Herr Kachel sämtliche Vermögenswerte seines Geschäftsbetriebs als eingetragener Kaufmann, betrieben unter dem Firmennamen Coin Tracking e.K., eingetragen beim Handelsregister des Amtsgerichts München unter HRA 107746 (das “CoinTracking Business”), an die neu gegründete Kachel Holding im Wege der Ausgliederung nach § 123 Abs. 3 Nr. 2 Umwandlungsgesetz (“UmwG”) (Urkundennummer 2123/B/2017 vom 1. Dezember 2017 des Notars Dr. Peter Bräu in München) eingebracht hat;	WHEREAS, Mr. Kachel contributed any and all assets of the business operated by him as a registered merchant under the trade name CoinTracking e.K., registered with the commercial register at the local court of Munich under HRA 107746, (the “CoinTracking Business”) to the newly established Kachel Holding by way of carve-out pursuant to Section 123 para. 3 no. 2 of the German Companies Transformation Act (Umwandlungsgesetz, “UmwG”) (Deed No. 2123/B/2017 dated December 1, 2017 of the German notary public Dr. Peter Bräu in Munich);

Ausgehend von der Tatsache, dass die neu gegründete Kachel Holding sämtliche ihrer Vermögenswerte an die neu gegründete Coin Tracking GmbH i.Gr., geschäftsansässig Sonnenstr. 23, 80331 München, Deutschland, im Wege der Ausgliederung nach § 123 Abs. 3 Nr.2 UmwG (Urkundennummer 2126/B/2017 vom 1. Dezember 2017 des Notars Dr. Peter Bräu in München) eingebracht hat;	WHEREAS, the newly established Kachel Holding contributed any and all of its assets to the newly established CoinTracking GmbH i.Gr., with its registered business address at Sonnenstr. 23, 80331 Munich, Germany, by way of carve-out pursuant to Section 123 para. 3 no. 2 UmwG (Deed No. 2126/B/2017 dated December 1, 2017 of the German notary public Dr. Peter Bräu in Munich);

Ausgehend von der Tatsache, dass der Verkäufer beabsichtigt fünfzig Komma eins Prozent (50,1%) am Stammkapital der CoinTracking GmbH i.Gr. von der Kachel Holding gemäß den hier vereinbarten Bedingungen zu erwerben und die Kachel Holding beabsichtigt diesen Anteil am Stammkapital der CoinTracking GmbH i.Gr. zu veräußern;	WHEREAS, Purchaser desires to purchase from Kachel Holding and Kachel Holding desires to sell and transfer to Purchaser at least fifty point one-tenth percent (50.1%) of the equity interests in the CoinTracking GmbH i.Gr. pursuant to the terms and conditions provided herein;

vereinbaren die Parteien hiermit Folgendes:	the Parties hereby agree as follows:

1.	Kauf und Verkauf der Beteiligung	1.	Purchase and Sale of Equity Interests

1.1	Verkauf und Übertragung der Beteiligung. Der Käufer kauft hiermit und die Kachel Holding verkauft hiermit an den Käufer gemäß den in diesem Vertrag vereinbarten Regelungen die Geschäftsanteile an der CoinTracking GmbH i.Gr. (die “GmbH”) mit den laufenden Nummern 1 bis 12.525 und einem Nominalwert in Höhe von EUR 1,00 pro Geschäftsanteil und damit einem Gesamtnominalwert in Höhe von EUR 12.525,00 (die “Beteiligung”). Die Beteiligung stellt fünfzig Komma eins Prozent (50,1%) am Stammkapital der GmbH dar. Unter der aufschiebenden Bedingung der Kaufpreiszahlung (wie nachstehend definiert) tritt die Kachel Holding hiermit die Beteiligung an den Käufer ab und der Käufer nimmt diese Abtretung hiermit an.	1.1	Sale and Transfer of Equity Interests. Subject to the terms and conditions of this Agreement, Purchaser hereby purchases and Kachel Holding hereby sells the shares in CoinTracking GmbH i.Gr. (the “GmbH”) with the serial numbers 1 to 12,525, with a nominal amount of EUR 1.00 each and in the aggregate nominal amount of EUR 12,525.00 (the “Equity Interests”) to Purchaser. The Equity Interests represent fifty and one-tenth percent (50.1%) of the registered share capital of the GmbH. Subject to the condition precedent (aufschiebende Bedingungen) of the payment of the Purchase Price (as defined below) Kachel Holding hereby transfers the Equity Interests to Purchaser and Purchaser hereby accepts such transfer from Kachel Holding.

1.2	Kaufpreis. Der Gesamtkaufpreis für die Beteiligung setzt sich wie folgt zusammen	1.2	Purchase Price. The total purchase price for all Equity Interests shall be

(a)	ein Barbetrag in Höhe von vier Millionen Euro (EUR 4.000.000,00) (der “Barbetrag”) und	(a)	an amount of four Million Euro (EUR 4,000,000.00) in cash (the “Cash Consideration”) and

(b)	ein Betrag in Höhe von vier Millionen Euro (EUR 4.000.000,00), zu leisten in Stammaktien der Crypto, mit einem Nennbetrag von $ 0,001 pro Aktie (die “Crypto Aktien”, und zusammen mit dem Barbetrag, der “Kaufpreis”), bewertet zum Preis von USD 10 (zehn Dollar) pro Crypto-Aktie.	(b)	an amount of four Million Euro (EUR 4,000,000.00) in shares of the common stock of Crypto, par value $ 0.001 per share (the “Crypto Shares”, and together with the Cash Consideration, the “Purchase Price”), to be valued at the price per share of USD 10 (ten US Dollar).

1.3	Umsatzsteuer. Die Parteien gehen davon aus, dass beabsichtigter Verkauf und Abtretung der Anteile umsatzsteuerbefreit ist und daher nicht der Umsatzsteuer unterliegt. Dasselbe gilt für vergleichbare ausländische Steuern. Der Verkäufer verpflichtet sich, nicht auf die Befreiung von der Umsatzsteuer (oder vergleichbarer ausländischer Steuern) zu verzichten, wenn dem Verkäufer ein solcher Verzicht nach geltendem Umsatzsteuerrecht (oder vergleichbarem ausländischen Steuerrecht) gestattet ist. Wenn entgegen der Erwartung der Parteien auf den Kaufpreis oder einen Teil desselben Umsatzsteuer (oder eine vergleichbare ausländische Steuer) anfällt, erhöht sich der Kaufpreis um den Betrag dieser Umsatzsteuer (oder vergleichbaren ausländischen Steuer), soweit nicht die Umsatzsteuer (oder vergleichbare ausländische Steuer) auf Ebene des Käufers dem Steuerschuldumkehr-Verfahren unterliegt oder auf die Befreiung von der Umsatzsteuer (oder vergleichbaren ausländischen Steuer) verzichtet wird. Der Betrag der Umsatzsteuer (oder vergleichbaren ausländischen Steuer) wird fällig, sobald der Verkäufer eine Rechnung nach geltendem Umsatzsteuerrecht (oder vergleichbarem ausländischen Steuerrecht) ausstellt.	1.3	VAT. It is the Parties’ understanding that the contemplated sale and transfer of the Equity Interests is VAT exempt and, therefore, not subject to VAT. The same applies to any comparable foreign tax. The Seller undertakes not to waive the exemption from VAT (or comparable foreign tax) if such waiver is allowed to the Seller according to the applicable VAT law (or comparable foreign tax) law. If, contrary to the expectations of the Parties, VAT (or a comparable foreign tax) will be due on the Purchase Price or any part thereof, the Purchase Price shall be increased by the amount of such VAT (or comparable foreign tax) unless the VAT (or comparable foreign tax) is subject to the reverse-charge-mechanism at the level of the Purchaser or the exemption from VAT (or comparable foreign tax) is waived. The amount of VAT (or comparable foreign tax) shall be due once the Seller issues an invoice in accordance with the applicable VAT law (or comparable foreign tax law).

1.4	Umrechnung. Für den in Euro notierten Barbetrag und die Bestimmung der Anzahl der Crypto-Aktien haben die Parteien den entsprechenden Wert in US Dollar auf Grundlage eines Wechselkurses von 1,1841 USD pro Euro berechnet und sind sich einig, dass (i) der nach Ziffer 1.2(a) zu zahlende Barbetrag USD 4.736.400,00 (vier Millionen siebenhundertsechsunddreißigtausendvierhunder USD Dollar) beträgt (der “USD Barbetrag”) und (ii) die nach Ziffer 1.2(b) zu zahlende Anzahl in Crypto-Crypto-Aktien 473.640 (vierhundertdreiundsiebzigtausendsechshundertvierzig) beträgt.	1.4

Umrechnung. With respect to the Cash Consideration denominated in Euros and the amount of Crypto-Shares, the Parties have calculated the equivalent amount thereof in United States Dollars on the basis of the exchange rate of 1.1232 USD per Euro and agree that (i) the Cash Consideration payable pursuant to Section 1.2(a) amounts to USD 4,736,400.00 (four million seven hundred thirty-siv thousand fourhundred United States Dollars) (the “USD Cash Consideration”) and (ii) the amount of Crypto-Shares payable pursuant to Section 1.2(b) amounts to 473,640 (four hundred seventy-three thousand six hundred fourty).

Kaufpreisnachbesserung. Falls am 2. Juli 2018 der Aktienschlusskurs der Crypto-Aktien unter USD 10 (zehn US Dollar) notiert, ist die Kursdifferenz in Geld an den Verkäufer auszugleichen.	Purchase Price Adjustment. In the event the Crypto-Shares close below USD 10 (ten US Dollar on July 2, 2018 such difference shall be compensated to the Seller in cash.

1.5	Zahlung auf das Treuhandkonto. Der Käufer hat den USD Barbetrag vor Beurkundung dieses Vertrags auf ein Bankkonto des Käuferanwalts Drinker Biddle & Reath LLP als Treuhänder gezahlt, wo er bis zum früheren der folgenden Zeitpunkte gehalten wird: (i) Closing – zu diesem Zeitpunkt wird der USD Barbetrag gemäß Ziffer 1.6(b)(i) an den Verkäufer ausgezahlt; oder (ii) Beendigung dieses Vertrags nach Ziffer 12.1; zu diesem Zeitpunkt wird der USD Barbetrag nach Ziffer 12.2 an den Käufer zurück gezahlt. Verkäufer und Käufer nehmen zur Kenntnis, dass der Treuhänder der Rechtsanwalt des Käufers ist und stimmen ausdrücklich zu, dass Drinker Biddle & Reath LLP als Treuhänder für die hierin dargestellten Zwecke agiert.	1.5	Payment in Escrow. Prior to notarization of this Agreement, Purchaser has paid the USD Cash Consideration to a bank account of Purchaser’s attorney Drinker Biddle & Reath LLP, as escrow agent, to be held in escrow until the earlier of (i) Closing, at which time the USD Cash Consideration will be released to Seller pursuant to Section 1.6(b)(i); or (ii) termination of this Agreement by Purchaser pursuant to Section 12.1, at which time the USD Cash Consideration will be returned to Purchaser pursuant to Section 12.2. Seller and Purchaser acknowledge that the escrow agent is the Purchaser’s legal counsel and expressly agree that Drinker Biddle & Reath LLP shall act as escrow agent for the purposes outlined herein.

1.6	Closing, Übergabe.	1.6	Closing, Delivery.

(a)	Der Vollzug der Transaktionen, die in diesem Vertrag vorgesehen sind, soll zu der Zeit und an dem Ort in München stattfinden, auf den die Parteien sich mündlich oder schriftlich einigen (das “Closing”); vorausgesetzt, dass das Closing am oder vor dem 31. Januar 2018 stattfindet, vorbehaltlich einer Verlängerung um dreißig (30) Tage, die im alleinigen Ermessen von Crypto steht und dem Verkäufer gegebenenfalls schriftlich von Crypto mitgeteilt wird (die “Verlängerung”).	(a)	The consummation of the transactions contemplated under this Agreement shall take place on such date and at such location in Munich, Germany as the Parties shall mutually agree, orally or in writing (the “Closing”); provided, however, that the Closing shall take place on or before January 31, 2018, subject to a thirty (30) day extension that may be granted in Crypto’s sole and absolute discretion upon written notice by Crypto to Seller (the “Extension”).

(b)	Zum Closing wird der Kaufpreis wie folgt an Kachel Holding übergeben:	(b)	At the Closing, the Purchase Price shall be delivered to Kachel Holding as follows:

(i)	der Barbetrag wird per Banküberweisung in Form von sofort vefügbaren finanziellen Mitteln auf ein von Kachel Holding mitzuteilendes Bankkonto überwiesen; und	(i)	the Cash Consideration shall be paid to Kachel Holding by wire transfer of immediately available funds to a bank account designated by Kachel Holding; and

(ii)	ein Aktienzertifikat, das die Crypto Aktien ausweist, wird an Kachel Holding übergeben.	(ii)	a certificate representing the Crypto Shares shall be delivered to Kachel Holding.

(c)	Die Kachel Holding verpflichtet sich am Closing dem Verkäufer eine beglaubigte Vollmacht an den Käufer zu übergeben, die den Käufer bevollmächtigt die Gesellschafterrechte an der GmbH auszuüben (die “Vollmacht des Verkäufers”).	(c)	Kachel Holding shall execute in notarized form a power of attorney for Purchaser to exercise Kachel Holding’s rights as shareholder of the GmbH (the “Seller’s Power of Attorney”), to be delivered to Purchaser at the Closing.

(d)	Verkäufer und Käufer erstellen ein Closingprotokoll, um (i) die Erfüllung aller Verpflichtungen von Herrn Kachel und Crypto gemäß Ziffer 9 und 10 und (ii) das Eintreten des Closing zu bestätigen (das “Closingprotokoll”). Das Closingprotokoll hat keine konstitutive Wirkung im Hinblick auf den Eintritt der oben genannten Buchstaben (i) und (ii), sondern lediglich deklaratorische Wirkung zu Beweiszwecken. Die Parteien sollen zur Bestätigung des Closings eine Kopie des Closingprotokolls an den amtierenden Notar senden. Unmittelbar nach dem Closing sollen die Parteien dem amtierenden Notar mitteilen, dass dieser eine geänderte Gesellschafterliste gemäß § 16 Gesetz über die Gesellschaften mit beschränkter Haftung (“GmbHG”) beim Handelsregister einreichen soll.	(d)	Seller and Purchaser shall execute a closing protocol to confirm that (i) all conditions to the obligations of Mr. Kachel and Crypto according to Section 9 and 10 have been satisfied and (ii) the Closing has occurred (the “Closing Protocol”). The Closing Protocol shall not have any constitutive effect (konstitutive Wirkung) with respect to the occurrence of any of the aforementioned no. (i) and (ii), but, shall only have declaratory effect (deklaratorische Wirkung) for evidentiary purposes. The Parties shall send a copy of the Closing Protocol to the undersigned German notary public to confirm that Closing has occurred. Immediately after Closing, the Parties shall notify the undersigned German notary public to submit the amended shareholders´ list pursuant to Section 16 German Limited Liabilities Companies Act (Gesetz über Gesellschaften mit beschränkter Haftung, “GmbHG”) to the German commercial register.

1.7	Gewinnverteilung. Mit der Beteiligung werden alle Nebenrechte, die die Beteiligung betreffen, verkauft und übertragen, hierzu gehört das Recht auf die Gewinne und sonstigen Ausschüttungen, die vor Closing noch nicht vollzogen sind, soweit sie sich auf Zeiträume ab dem 24. Oktober 2017 beziehen. Die Parteien verpflichten sich eine Zwischenbilanz auf den 23. Oktober 2017 zu erstellen.	1.7	Distribution of Profit. The sale and transfer of the Equity Interests shall include all ancillary rights pertaining to the Equity Interests, including all rights to any dividends or other distributions that have not been distributed prior to Closing to the extent they relate to periods from October 24, 2017. The Parties shall set up interim financial statements as of October 23, 2017.

1.8	[ersatzlos gestrichen]	1.8	[completely deleted]

1.9	Definitionen in diesem Vertrag. Zusätzlich zu den definierten Begriffen innerhalb dieses Vertrages, sollen die folgenden Begriff die nachfolgende Bedeutung haben und sowohl für die Singularform als auch für die Pluralform der Begriffe, je nach Kontext, gelten.	1.9	Defined Terms Used in this Agreement. In addition to the terms defined throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below and shall apply to the singular and the plural form of such terms, as the case may be.

(a)	“Verbundene Unternehmen” bedeutet im Hinblick auf spezifizierte Personen, jede andere Person, die direkt oder indirekt diese Person kontrolliert, von dieser kontrolliert wird oder unter gemeinsamer Leitung steht, hierzu gehören Komplementäre, Mitglieder des Managements, Vorstandsmitglieder, Direktoren oder jeder bestehende oder zukünftige Venture Capital Fonds, der von einem oder mehreren Komplementären, Mitgliedern des Managements der betreffenden Person geleitet wird oder die sich eine gemeinsame Verwaltungsgesellschaft teilen;	(a)	“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person;

(b)	“Geschäftstage” sind alle Tage an denen die Banken in München, Deutschland, und Malibu, CA, USA, regulär geöffnet haben;	(b)	“Business Days” shall mean a day on which the banks are open to the public for regular business in Munich, Germany, and Malibu, CA, USA;

(c)	“CoinTracking Vermögenswerte” beinhaltet:	(c)	“CoinTracking Assets” includes:

(i)	die CoinTracking Immaterialgüter, insbesondere wie in Anlage 1.1 aufgelistet;	(i)	the CoinTracking Intellectual Property, in particular as listed in Schedule 1.1;

(ii)	die CoinTracking Technologie, insbesondere wie in Anlage 1.2 aufgelistet;	(ii)	the CoinTracking Technology, in particular as listed in Schedule 1.2;

(iii)	das Sachanlagevermögen, insbesondere wie in Anlage 1.3 aufgelistet;	(iii)	the physical assets, in particular as listed in Schedule 1.3;

(iv)	sämtliche Verbraucherinformationen, Historie und Daten inklusive der Namen und Kontaktinformation der Individuen, insbesondere wie in Anlage 1.4 aufgelistet;	(iv)	all customer information, history, and data including names and contact information of individuals, in particular as listed in Schedule 1.4;

(v)	alle Verträge, inklusive der bestehenden Verbraucherbestellungen und der Support-Vereinbarung, insbesondere wie in Anlage 1.4 aufgelistet; und	(v)	all contracts, including customer purchase orders in backlog and support agreements, in particular as listed in Schedule 1.5; and

(vi)	alle anderen Vermögenswerte der Coin Tracking e.K., die nach Auffassung von Crypto notwendig und zweckmäßig sind, um die GmbH zu betreiben.	(vi)	all other assets of Coin Tracking e.K. as necessary and advisable to run the GmbH, as determined by Crypto.

(d)	“CoinTracking Immaterialgüter” meint alle Patente, Patentanmeldungen, Marken, Markenanmeldungen, Dienstleistungsmarken, Dienstleistungsmarkenanmeldungen, Handelsnamen, Urheberrechte, Handelsgeheimnisse, Domainnamen, Topographien, Informationen sowie Schutzrechte und urheberrechtlich geschützte Arbeitsabläufe, ähnliche oder andere Immaterialgüterrechte, Interessen oder Arbeitsprozesse, die das Vorherige betrifft, konkrete Ausführungen, die das Vorherige betreffen, Lizenzen in, zu oder im Rahmen des Vorherigen, und sämtliche Immaterialgüterrechte die Coin Tracking e.K. oder sein Rechtsnachfolger im Zusammenhang mit der Ausübung der geschäftlichen Tätigkeit besitzt oder benutzt und die, wie derzeit beabsichtigt, eingebracht werden, insbesondere die in Anlage 1.1 aufgeführten.	(d)	“CoinTracking Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, interests and processes, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such intellectual property rights that are owned or used by Coin Tracking e.K. or its successor in the conduct of its business as now conducted and as presently proposed to be conducted, in particular those listed on Schedule 1.1.

(e)	“CoinTracking Technologie” bedeutet alle Rechte und Interessen der Coin Tracking e.K. an ihrer Computersoftware, insbesondere die in Anlage 1.2 aufgeführten, inklusive aller Computerprogramme als Quellcode, Objekt-Code, Ablaufdiagramme und jedem anderen Code in jeglichem Format und auf jeglichem Medium und sämtliche Dokumentation und CoinTracking Immaterialgüter, die in der CoinTracking Technologie verkörpert sind.	(e)	“CoinTracking Technology” means all of Coin Tracking e.K.’s rights to and interest in all of its computer software, in particular those listed on Schedule 1.2 hereto, including all computer programs in source code, object code, flow charts and other code in any format or media, and any and all related documentation and CoinTracking Intellectual Property embodied in the CoinTracking Technology.

(f)	“Abschluss dieses Vertrages” meint den Tag, an dem dieser Vertrag notariell beurkundet wird.	(f)	“Effective Date” means the date of the notarization of this Agreement.

(g)	“Deutschland” meint die Bundesrepublik Deutschland.	(g)	“Germany” means the Federal Republic of Germany.

(h)	“Kenntnis” meint die tatsächliche Kenntnis der Vorstandsmitglieder und Geschäftsführer oder sonstigen Mitgliedern des Managements nach zumutbaren Nachforschungen.	(h)	“Knowledge” shall mean the actual knowledge after reasonable investigation of its officers and directors.

(i)	“Verbindlichkeiten” meint die Verbindlichkeiten von Herrn Kachel im Hinblick auf Coin Tracking e.K. zum Closing.	(i)	“Liabilities” shall mean the liabilities of Coin Tracking e.K., as of the Closing.

(j)	“Wesentliche Nachteilige Auswirkungen” bedeutet jede Veränderung oder jedes Ereignis, das eine wesentliche nachteilige Auswirkung auf die entsprechende Partei in ihrer Gesamtheit hat, im Hinblick auf die Größe oder die Dauer der Geschäftstätigkeit, auf die CoinTracking Assets (inklusive der immateriellen Vermögenswerte), die Verbindlichkeiten, die finanzielle Lage, das Eigentum, die Erfolgsaussichten oder die Ertragslage, ausgenommen hiervon sind Veränderungen, Auswirkungen oder Ereignisse, die sich aus oder im Zusammenhang mit Folgendem ergeben: (i) allgemeine Geschäfts- und Wirtschaftsbedingungen in einem Markt oder einer geographischen Region, in der die entsprechende Partei tätig ist; (ii) jegliche Veränderung der Wirtschaftslage oder der Finanzen, Kredite, Banken, Zinsen, Währungen oder Kapitalmärkten im Allgemeinen (sowohl in den Vereinigten Staaten als auch in jedem anderen Land oder jedem anderen internationalen Markt); (iii) sämtliche Bedingungen, die Auswirkungen auf einen Industriezweig haben, in dem die entsprechende Partei tätig ist; oder (iv) höhere Gewalt oder andere Katastrophen, nationale oder internationale politische oder soziale Verhältnisse.	(j)	“Material Adverse Effect” means any change or event that has a material adverse effect, in magnitude or duration, on the business, CoinTracking Assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the applicable Party, taken as a whole, other than any change, effect or event to the extent resulting from, relating to or arising out of: (i) general business or economic conditions in any of the markets or geographical areas in which the applicable Party operates; (ii) any change in economic conditions or the financial, credit, banking, interest rate, currency or capital markets in general (whether in the United States or any other country or in any international market); (iii) any conditions generally affecting any industry in which the applicable Party operates; or (iv) acts of God (höhere Gewalt) or other calamities, national or international political or social conditions.

(k)	“Person” bedeutet jede natürliche Person, jede Körperschaft, jede Personengesellschaft, jede Treuhandsgesellschaft, jede Gesellschaft mit beschränkter Haftung, jeder Verein oder jedes andere Unternehmen.	(k)	“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(l)	“Umstrukturierung” bedeutet (i) die Gründung und Eintragung der Kachel Holding im Handelsregister; (ii) die Gründung und Eintragung der CoinTracking GmbH im Handelsregister; und (iii) die Einbringung sämtlicher CoinTracking Vermögenswerte und Verbindlichkeiten der Kachel Holding und, nachfolgend, der CoinTracking GmbH.	(l)	“Restructuring” means, collectively, (i) the incorporation and registration with the German commercial register of Kachel Holding; (ii) the incorporation and registration with the German commercial register of CoinTracking GmbH; and (iii) the contribution of all of the CoinTracking Assets and Liabilities to Kachel Holding and, subsequently, CoinTracking GmbH, in each case (i) through (iii) .

(m)	“Securities Act” meint den Securites Act von 1933 in der jeweils aktuellen Fassung, und die Regelungen und Bestimmungen, die darunter veröffentlicht wurden.	(m)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n)	“Steuern” sind alle Steuern i.S.d. Art. 3 AO; (ii) alle Sozialversicherungsabgaben, einschließlich Beiträgen zur gesetzlichen Unfallversicherung; (iii) alle Beiträge zum Pensionssicherungsverein; (iv) alle Zollabgaben; (v) alle Quellensteuern und Haftungen für Steuerverbindlichkeiten; (vi) alle Investitionszuschläge, öffentlich geförderte Darlehen oder Beihilfen; (vii) alle Zinsen, Zuschläge, Kosten, Strafzahlungen, Gebühren oder andere Zuzahlungen auf Steuern und Nebenbeträge im Hinblick auf Steuern; und (viii) alle Verbindlichkeiten, die nach ausländischem Recht einem der Punkte (i) bis (vii) entsprechen; in jedem der Fälle (i) bis (viii) gilt dies unabhängig davon, ob diese Beträge veranlagt werden, nach geltendem Recht einzubehalten oder zu zahlen sind oder ob sie aufgrund einer vertraglichen oder anderweitigen steuerlichen Freistellungspflicht bestehen.	(n)	“Taxes” shall mean (i) any taxes in the meaning of Section 3 of the German Tax Code (Abgabenordnung, “AO”); (ii) any social security contributions (Sozialversicherungsabgaben), including any contributions to statutory accident insurance; (iii) any contributions to the German mutual pension assurance association (Pensionssicherungsverein); (iv) any customs duties; (v) any withholding tax and secondary liability for taxes; (vi) any types of investment supplements, public grants or subsidies; (vii) any interest, surcharges, cost, penalties, fines and any other kind of addition on taxes and incidental payments related to taxes; and (viii) any obligations corresponding to item (i) through (vii) under any foreign jurisdiction; in each case (i) through (viii) irrespective of whether assessed, to be withheld or payable by law or owed pursuant to a contractual or other tax indemnification obligation.

(o)	Jede Bezugnahme auf eine Ziffer oder eine Anlage meint die Bezugnahme auf eine Ziffer oder eine Anlage aus diesem Vertrag, soweit in dieser Vertrag nicht etwas anderes regelt.	(o)	Any reference to a Section or Schedule is a reference to a Section of, or Schedule to, this Agreement, unless otherwise stipulated in this Agreement.

(p)	Jede Bezugnahme auf Personen oder Unternehmen beinhaltet auch die Bezugnahme auf Firmen, Personengesellschaften, Körper-schaften oder andere juristische Personen.	(p)	Any reference to persons or entities includes a reference to firms, partnerships, corporations, or other legal entities.

(q)	Aufzählungen wie “beinhaltet”, “einschließlich” und “insbesondere” sind beispielhafte Aufzählungen ohne abschließenden Charakter.	(q)	Enumerations such as, e.g., “includes”, “including”, and “in particular” shall mean including without limitation.

(r)	Überschriften und Bezeichnungen werden nur zur leichteren Bezugnahme verwendet und haben keine Auswirkung auf die Auslegung des Vertrages.	(r)	Headings and titles are used for ease of reference only and do not affect the interpretation of this Agreement.

(s)	Bezugnahmen auf Tageszeiten sind Bezugnahmen auf die lokale Zeit am Ort der maßgeblichen Gerichtszuständigkeit.	(s)	References to times of the day are to local time in the relevant jurisdiction.

(t)	An den Stellen, an denen ein deutscher Begriff in Anführungszeichen, Klammern oder kursiver Schrift eingefügt wurde, soll nur dieser deutsche Begriff (nicht der englische Begriff auf den dieser Bezug nimmt) maßgeblich für die Auslegung dieses Begriffs im gesamten Vertrag sein.	(t)	Where a German term has been inserted in quotation marks, brackets, or italics, such German term alone (and not the English term to which it relates) shall be authoritative for the interpretation of such term throughout this Agreement.

(u)	Bezugnahmen auf sämtliche deutsche Rechtsbegriffe sind so auszulegen, dass sie im Hinblick auf jede andere Gerichtsbarkeit als die deutsche Gerichtsbarkeit, den Begriff beinhalten, der dem Begriff in der deutschen Gerichtsbarkeit am nächsten kommt.	(u)	References to any German legal term shall, in respect of any jurisdiction other than Germany, be deemed to include that term which most nearly approximates in that jurisdiction to the German legal term.

2.	Zusicherungen und Garantien des Verkäufers im Hinblick auf das CoinTracking Business und/oder die GmbH	2.	Representations and Warranties of the Seller With Respect to the CoinTracking Business and/or the GmbH

	Der Verkäufer garantiert hiermit Crypto und dem Käufer im Wege eines selbständigen verschuldensunabhängigen Garantieversprechens im Sinne des § 311 Abs. 1 BGB, dass die folgenden Aussagen zum Zeitpunkt der Unterzeichnung dieses Vertrages und zum Closing (soweit nichts anderes in diesem Vertrag festgelegt ist) richtig und vollständig im Hinblick auf das CoinTracking Business und/oder die GmbH, je nach Lage des Falles, sind.		The Seller hereby represents and warrants to Crypto and the Purchaser by way of independent promise of guarantee, irrespective of fault, in accordance with Section 311 para. 1 German Civil Code (Bürgerliches Gesetzbuch, “BGB”) (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the following statements are true and complete with respect to the CoinTracking Business and/or the GmbH, as the case maybe, as of the Effective Date and at Closing, except as otherwise indicated herein.

2.1	Organisation, Good Standing, Handlungsvollmachten und Freigaben. Das CoinTracking Business wurde zunächst von Herrn Kachel unter dem Firmennamen Coin Tracking e.K. und wird nach der Umstrukturierung durch die GmbH betrieben. Die GmbH ist ein nach deutschem Recht bestehendes und zuverlässig geführtes Unternehmen, das die notwendige Handlungsvollmacht besitzt, um die derzeit eingebrachte und zur Einbringung vorgesehene Geschäftstätigkeit fortzuführen. Herr Kachel und die GmbH sind ausreichend qualifiziert, um die Geschäfte abzuwickeln und gelten in allen Gerichtsbezirken als zuverlässig, insbesondere in solchen, in denen ein Zuverlässigkeitsverlust eine Wesentliche Nachteilige Auswirkung zur Folge hätte. Herr Kachel hat das CoinTracking Business ausschließlich unter dem Firmennamen Coin Tracking e.K. betrieben und hat das CoinTracking Business in seiner Gesamtheit in die GmbH im Wege der Ausgliederung nach § 123 Abs. 3 Nr. 2 UmwG eingebracht. Herr Kachel hat keine Geschäftstätigkeit im Zusammenhang mit dem CoinTracking Business über ein Verbundenes Unternehmen oder eine andere Person abgewickelt.	2.1	Organization, Good Standing, Corporate Power and Qualification. Mr. Kachel has operated the CoinTracking Business under the trade name Coin Tracking e.K., respectively after the Restructuring the CoinTracking Business has been operated by the GmbH. The GmbH is duly organized, validly existing and in good standing under the laws of Germany and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. Mr. Kachel and the GmbH are duly qualified to transact business and are in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Mr. Kachel has operated the CoinTracking Business only under the trade name CoinTracking e.K. and has contributed the CoinTracking Business in total to the GmbH by way of carve-out pursuant to Section 123 para. 3 no. 2 UmwG. Mr. Kachel has not conducted any activities related to the CoinTracking Business via an Affiliate or any other Person.

2.2	Gesellschaftsunterlagen. Die Crypto zur Verfügung gestellten Handelsbücher beinhalten Aufzeichnungen sämtlicher Versammlungen der Geschäftsführer und der Gesellschafter sowie alle Maßnahmen, die aufgrund schriftlicher Zustimmung ohne die Abhaltung einer Versammlung der Geschäftsführer oder der Gesellschafter, durchgeführt wurden, seit der Gründung und spiegeln alle wesentlichen Aspekte sämtlicher Maßnahmen wider, auf die die Aufzeichnungen Bezug nehmen.	2.2	Corporate Documents. Copies of the minute books of Kachel Holding and the GmbH provided to Crypto contain minutes of all meetings of managing directors and shareholders and all actions by written consent without a meeting by the managing directors and shareholders since the respective dates of formation and accurately reflect in all material respects all actions by the managing directors and shareholders with respect to all transactions referred to in such minutes.

2.3	Ermächtigung. Dieser Vertrag stellt für Herrn Kachel und die Kachel Holding eine wirksame und rechtlich bindende Verpflichtung dar, die gemäß den Vereinbarungen gegen sie vollstreckt werden kann, es sei denn die Vollstreckung ist beschränkt durch Insolvenz, Umstrukturierung oder andere allgemeine gesetzliche Vorschriften im Zusammenhang mit der Durchsetzung von Gläubigerrechten im Allgemeinen.	2.3	Authorization. This Agreement constitutes valid and legally binding obligations of Mr. Kachel and Kachel Holding, enforceable against them in accordance with its terms except as limited by applicable insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

2.4	Wirksame Ausgabe der Beteiligung. Die Beteiligung, die an den Käufer nach Maßgabe dieses Vertrages verkauft und abgetreten wurden, sind ordnungsgemäß ausgegeben, die Einlagen vollständig geleistet, unterliegen keiner Nachschuss- oder Nebenleistungspflicht und keinen Verfügungsbeschränkungen.	2.4	Valid Issuance of Equity Interests. All Equity Interests, sold and transferred to the Purchaser in accordance with the terms and for the consideration set forth in this Agreement, have been validly issued, fully paid and are nonassessable and free of restrictions on transfer.

2.5	Umstrukturierung. Nach dem Wirksamwerden der Umstrukturierung wird sich die Gesellschaftsstruktur wie folgt darstellen: (i) Herr Kachel ist der alleinige Gesellschafter und der einzige Geschäftsführer mit Einzelvertretungsbefugnis und befreit von den Beschränkungen des § 181 BGB der Kachel Holding, (ii) das Stammkapital der Kachel Holding beträgt EUR 25.000,00 und ist aufgeteilt in 25.000 Geschäftsanteile mit einem Nominalwert von je EUR 1,00 und den laufenden Nummern 1 bis 25.000, (iii) die Kachel Holding ist die alleinige Gesellschafterin und Herr Kachel ist der einzige Geschäftsführer mit Einzelvertretungsbefugnis und befreit von den Beschränkungen des § 181 BGB der GmbH, (iv) das Stammkapital der GmbH beträgt EUR 25.000,00 und ist aufgeteilt in 25.000 Geschäftsanteile mit einem Nominalwert von je EUR 1,00 und den laufenden Nummern 1 bis 25.000, (v) alle Leistungen auf das Stammkapital der Kachel Holding und der GmbH sind vollständig erbracht, wirksam erbracht und unterliegen keiner Nachschuss- oder Nebenleistungspflicht, zudem wurden, weder offen noch verdeckt, Einlagen zurückgewährt, (vi) hinsichtlich der Leistung des Stammkapitals der Kachel Holding und der GmbH wurde keine verdeckte Sacheinlage gegeben und (vii) keine Leistung auf das Stammkapital der Kachel Holding oder der GmbH wurde durch Verluste vermindert oder aufgezehrt.	2.5	Restructuring. Once the Restructuring has become effective, (i) Mr. Kachel will be the sole shareholder and sole managing director with power of sole representation and released from the restrictions of Section 181 BGB of Kachel Holding, (ii) the registered share capital of Kachel Holding will amount to EUR 25,000.00 and will be divided into 25,000 shares with a nominal amount of EUR 1.00 each (serial numbers 1 to 25,000), (iii) Kachel Holding will be the sole shareholder of the GmbH and Mr. Kachel will be sole managing director with power of sole representation and released from the restrictions of Section 181 BGB of the GmbH, (iv) the registered share capital of the GmbH will amount to EUR 25,000.00 and will be divided into 25,000 shares with a nominal amount of EUR 1.00 each (serial numbers 1 to 25,000), (v) all contributions to the registered share capital of Kachel Holding and the GmbH (Stammkapital) will be fully paid-in, validly issued, and non-assessable (unterliegen keiner Nachschuss- oder Nebenleistungspflicht), and in respect thereof no repayments or refunds (Rückgewähr von Einlagen), whether openly or concealed, will have been made, (vi) no hidden contributions in kind (verdeckte Sacheinlagen) will have been made with respect to any equity interests of Kachel Holding or the GmbH and (vii) no capital contribution with respect to any the equity interests of Kachel Holding or the GmbH will have been reduced by, or impaired by, any losses.

2.6	Gesellschaftsvertrag, Gesellschafterbeschlüsse. Es gibt mit Ausnahme der Restrukturierung keine eintragungspflichtigen Tatsachen und Umstände im Hinblick auf die Kachel Holding und die GmbH, insbesondere im Hinblick auf Gesellschafterbeschlüsse, die noch nicht in das Handelsregister eingetragen sind.	2.6	Articles of Association, Equity Holders Resolutions. There are no facts or circumstances except for the Restructuring with respect to Kachel Holding or the GmbH, in particular any equity holders’ resolutions, which need to be, but have not yet been, registered in the German commercial register.

2.7	Geistiges Eigentum. Die GmbH besitzt, lizensiert oder hat alle nach wirtschaftlichen Erwägungen zweckmäßigen rechtlichen Ansprüche bezüglich der CoinTracking Immaterialgüter erworben, ohne dadurch die Rechte anderer zu verletzen oder anderweitig mit diesen in Konflikt zu geraten. Nach Kenntnis von Herrn Kachel verletzt weder ein Produkt noch eine Dienstleistung der Kachel Holding oder der GmbH, die verkauft oder in Verkehr gebracht wurden (oder zukünftig verkauft oder in Verkehr gebracht werden) die Immaterialgüterecht einer anderen Partei beziehungsweise wird die Immaterialgüterrechte einer anderen Partei verletzen. Es bestehen weder ausstehenden Optionen, Lizenzen, Vereinbarungen, Ansprüche, Belastungen Dritter oder Ansprüche einer Miteigentumsgemeinschaft an den CoinTracking Immaterialgütern, noch sind Herr Kachel oder die GmbH durch Dritte an Optionen, Lizenzen oder Vereinbarung jeglicher Art im Hinblick auf Patente, Marken, Dienstleistungsmarken, Firmennamen, Urheberrechte, Geschäftsgeheimnisse, Lizenzen, Informationen, Schutzrechte oder urheberrechtlich geschützen Arbeitsabläufe einer anderen Person gebunden. Weder die GmbH noch Herr Kachel haben eine Mitteilung erhalten, die beinhaltet, dass sie Patente, Marken, Dienstleistungsmarken, Firmennamen, Urheberrechte, Topographien oder andere Schutzrechte oder urheberrechtlich geschützen Arbeitsabläufe einer anderen Person verletzen oder bei Ausführung ihres Geschäftsbetriebs verletzten werden. Anlage 1 dieses Vertrages beinhaltet alle CoinTracking Immaterialgüter zum Zeitpunkt des Closings. Für Zwecke dieser Ziffer 2.7 hat Herr Kachel Kenntnis über Patentrechte, wenn Herr Kachel tatsächlich Kenntnis über die Patentrechte hat oder wenn er nach anwendbaren Patentgesetz hiervon Kenntnis haben müsste.	2.7	Intellectual Property. GmbH owns or licenses or has acquired on commercially reasonable terms sufficient legal rights to all CoinTracking Intellectual Property without any known conflict with, or infringement of, the rights of others. To the knowledge of Mr. Kachel, no product or service marketed or sold (or proposed to be marketed or sold) by CoinTracking e.K. or the GmbH violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the CoinTracking Intellectual Property, nor are Mr. Kachel or the GmbH bound to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither the GmbH nor Mr. Kachel has received any communications alleging that they have violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. Schedule 1 of this Agreement lists all CoinTracking Intellectual Property as of the Closing. For purposes of this Section 2.7, Mr. Kachel shall be deemed to have knowledge of a patent right if Mr. Kachel has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to applicable patent laws.

2.8	Technologie.	2.8	Technology.

(a)	Open Source; Standard Setting Organisation	(a)	Open Source; Standard Setting Organizations

	Die CoinTracking Technologie ist weder dem Statut der GNU General Public License (“GPL”), einer “copyleft” Lizenz oder einer anderen Open Source oder Quasi-Open Source Lizenz unterworfen, die Nutzungsbestimmungen, Änderungen und/oder die Verteilung von Codes im Zusammenhang mit der CoinTracking Technologie verlangt, so dass die CoinTracking Technologie (oder Teile davon): (i) in Source Code Form offengelegt oder verbreitet wird; (ii) zum Zwecke abgeleiteter Werke lizensiert wird; (iii) als kostenlose Version weiterverteilbar ist; oder (iv) unter den Bedingungen der Open Source Initiative oder ähnlicher Organisationen lizensiert wird. Die Dokumentation und die Schulungsmaterialien unterliegen keiner Lizenz, die einer der oben genannten Bedingungen für den Code unterliegt. Die GmbH und Herr Kachel haben sich weder verpflichtet noch sind sie Parteien einer Vereinbarung mit Normungsgremien oder anderen Gesellschaften, die die GmbH oder Herrn Kachel dazu verpflichten Lizenzen zu geben oder auf andere Weise ihre Herrschaft über die CoinTracking Technologie, die CoinTracking Immaterialgüter eingeschlossen in irgendeiner Weise beeinträchtigen.		The CoinTracking Technology is not subject to the GNU General Public License (“GPL”), any “copyleft” license, or any other open source or quasi-open source license that requires as a condition of use, modification and/or distribution of code associated with the CoinTracking Technology, that the CoinTracking Technology (or any portion of it) be: (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed under terms approved by the Open Source Initiative or similar organizations. The documentation and training materials are not subject to any license that imposes any of the conditions listed above for code. The GmbH and Mr. Kachel have made no submission or suggestion, and are not subject to, any agreement with standards bodies or other entities that would obligate the GmbH or Mr. Kachel to grant licenses to or otherwise impair their control of the CoinTracking Technology, including the CoinTracking Intellectual Property in any respect.

(b)	Eigentumsverhältnisse; Suffizienz der technologischen Vermögenswerte	(b)	Ownership; Sufficiency of Technology Assets

	Die GmbH ist Eigentümerin oder besitzt die entsprechenden Lizenzen oder andere Rechte, frei von Belastungen Dritter (mit Ausnahme von Ansprüchen des Lizenzgebers, im Falle von Lizenzen), Aufträgen, Schiedssprüche und bedingten Lizenzen aus Kündigungsklauseln (oder in anderen Fällen), um die CoinTracking Vermögenswerte und die damit im Zusammenhang stehende Dokumentation sowie die gesamte CoinTracking Technologie in Vereinbarungen zwischen der GmbH und anderen Parteien zu nutzen. Keine Dritten, einschließlich ehemalige Arbeitnehmer oder Vertragspartner haben Eigentumsrechts an der CoinTracking Technologie geltend gemacht seit Herr Kachel die CoinTracking Technologie erworben hat.		The GmbH owns or possesses adequate licenses or other rights to use, free and clear of encumbrances (except in the case of licenses, the interests of the licensing party), orders, arbitration awards and contingent licenses arising from termination provisions (or other causes) in agreements between the GmbH and any other party, all of the CoinTracking Assets and associated documentation and all CoinTracking Technology. No third party, including any current or former employees or contractors, has claimed ownership of any of the CoinTracking Technology since Mr. Kachel purchased the CoinTracking Technology.

(c)	Keine Rechtsverletzung durch die GmbH oder Herrn Kachel	(c)	No Infringement by the GmbH or Mr. Kachel

	Die von Coin Tracking e.K. oder der GmbH bei der Durchführung der Geschäftstätigkeit, wie sie derzeit getätigt wird, genutzten, in den Verkehr gebrachten, verkauften oder lizensierten Produkte und Dienstleistungen sowie die gesamte CoinTracking Technologie (einschließlich der nicht registrierten Urheberrechte), verletzt weder Rechte Dritter noch stellt sie eine unbefugte Nutzung von Rechten Dritter, einschließlich dem geistigen Eigentum Dritter, dar.		The products and services used, marketed, sold or licensed by Coin Tracking e.K. or the GmbH, and all CoinTracking Technology (including unregistered copyrights) used in the conduct of its business as currently conducted, do not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party, including any intellectual property of any third party.

(d)	Keine Rechtsverletzung durch Dritte	(d)	No Infringement by Third Parties

	Nach bester Kenntnis von Herrn Kachel, wird die ausschließlich von Herrn Kachel oder der GmbH lizensierte beziehungsweise ausschließlich im Eigentum von Herrn Kachel oder der GmbH stehende CoinTracking Technologie von Dritten weder unberechtigt angeeignet, verletzt, verwässert oder missachtet, zudem wurden keine Ansprüche durch die GmbH oder Herrn Kachel gegen Dritte aus dem Vorgenannten erhoben. Herr Kachel hat alle nach normalen Geschäftsgebaren für ein Unternehmen mit einem Umsatz von weniger als $10 Million pro Jahr erforderlichen Maßnahmen getroffen, um die CoinTracking Technologie zu schützen, einschließlich der nicht registrierten Urheberrechte.		To the best of Mr. Kachel´s knowledge, no third party is misappropriating, infringing, diluting or violating any CoinTracking Technology owned or exclusively licensed by Mr. Kachel or the GmbH, and no claims for any of the foregoing have been brought against any third party by the GmbH or Mr. Kachel. Mr. Kachel has taken reasonable steps in accordance with normal industry practice for a company with revenue less than $10 million per year to protect the CoinTracking Technology, including unregistered copyrights.

(e)	Entwicklung oder Erwerb der Technologie	(e)	Development or Acquisition of Technology

	Die im Eigentum beziehungsweise angabegemäß im Eigentum von der GmbH oder Herrn Kachel stehende CoinTracking Technologie wurde: (i) von Herrn Kachel oder einem Arbeitnehmer von Herrn Kachel im Rahmen seines Arbeitsverhältnisses entwickelt; (ii) von unabhängigen Vertragspartnern entwickelt, die ihre Rechte an der CoinTracking Technologie aufgrund schriftlicher Vereinbarungen abgetreten haben; oder (iii) wurde anderweitig durch Herrn Kachel von Dritten erworben, die sämtliche Rechte am Geistigen Eigentum an der CoinTracking Technologie an Herrn Kachel abgetreten haben, und alle Vorgenannten haben ausdrücklich auf ihre Urheberpersönlichkeitsrechte oder ähnliche dem gleichzusetzende Rechte, die ihnen möglicherweise aus dem abgetretenen Arbeitsergebnis zustehen, verzichtet. Seit Herr Kachel die CoinTracking Technologie erworben hat, wurde diese in keiner Testphase mit einem “alpha” oder “beta” Status vorab veröffentlicht.		The CoinTracking Technology owned or purported to be owned by the GmbH or Mr. Kachel was: (i) developed by Mr. Kachel or employees of Mr. Kachel within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to Mr. Kachel pursuant to written agreements; or (iii) otherwise acquired by Mr. Kachel from a third party who assigned all intellectual property rights in the CoinTracking Technology to Mr. Kachel, and all of the foregoing have expressly waived any moral rights or similar equitable rights they may have in their assigned work product. Since Mr. Kachel purchased the CoinTracking Technology, the CoinTracking Technology has never been pre-released in an experimental or “alpha” or “beta” state.

(f)	Bewertung der aktuellen Produkte	(f)	Performance of Existing Products

	Die derzeit im Rahmen des CoinTracking Business lizensierten Produkte, einschließlich der kundenspezifischen Produkte, erfüllen alle wesentlichen in schriftlichen Spezifikationen oder Endverbraucherdokumentationen, die an Kunden oder zukünftige Kunden des CoinTracking Business ausgegeben wurden, oder in Vertragsbedingung mit Kunden oder zukünftigen Kunden, aufgeführten Funktionen. Weder die GmbH noch Herr Kachel wurden mündlich oder schriftlich darauf hingewiesen, dass die Produkte nicht wie oben beschrieben funktionieren.		The currently licensed products related to the CoinTracking Business, including any customized products, perform in all material respects in accordance with the functions described in any agreed written specifications or end user documentation provided to customers or potential customers of the CoinTracking Business and in accordance with applicable contractual terms with such customers or potential customers. Neither the GmbH nor Mr. Kachel have been notified, either verbally or in writing, that such products do not perform as set forth above.

(g)	Schädlicher Code	(g)	Harmful Code

	Weder die GmbH noch Herr Kachel haben wissentlich eine Deaktivierungseinheit oder -mechanismus in die CoinTracking Technologie eingebaut, die CoinTracking Technologie ist frei von jeder Schadsoftware und anderem Material, von dem bekannt ist, das es verunreinigt ist und enthält weder Programmfehler, Störungen oder Probleme, die die Funktionsfähigkeit wesentlich beeinträchtigen oder einen wesentlichen Effekt auf die Funktionsfähigkeit der CoinTracking Technologie haben.		Neither GmbH nor Mr. Kachel have intentionally incorporated any disabling device or mechanism in the CoinTracking Technology and the CoinTracking Technology is free of all malware and other material known to be contaminants, and does not contain any bugs, errors or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the CoinTracking Technology.

2.9	Behördliche Zustimmung und Eintragung. Sämtliche Zustimmungen, Genehmigung, Anordnungen, Ermächtigungen, Registrierungen, Freigaben, Bestimmungen, Erklärungen oder Einreichungen, die bundesstaatliche, nationale oder lokale Regierungsbehörden im Zusammenhang mit der Erfüllung dieser Transaktion nach dem vorliegenden Vertrag fordern, sind von Herrn Kachel oder der GmbH am oder vor dem Closing einzuholen.	2.9	Governmental Consents and Filings. Any consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority required on the part of Mr. Kachel or the GmbH in connection with the consummation of the transactions contemplated by this Agreement shall be obtained on or before the Closing.

2.10	Rechtsstreitigkeiten. Nach der Kenntnis von Herrn Kachel gibt es keine anhängigen oder befürchteten Ansprüche, Maßnahmen, Gerichtsstreitigkeiten, Verfahren, Schiedsverfahren, Beschwerden, Vorwürfe oder Nachforschungen (einzeln “Maßnahme”) (i) gegen die GmbH, den Verkäufer oder ihre jeweils Verbundenen Unternehmen, oder (ii) die die Gültigkeit dieses Vertrages oder das Recht von Herrn Kachel, der GmbH oder dem Verkäufer diesen Vertrag abzuschließen oder die hierin vereinbarten Transaktionen zu erfüllen, in Frage stellen; oder (iii) von denen nach verständiger Wertung erwartet werden kann, dass sie eine Wesentliche Nachteilige Auswirkung sowohl einzeln als auch in der Gesamtheit haben. Es gab kein Vorkommnisse und es existieren keine Umstände, die eine solche Maßnahme hervorrufen oder als Grundlage für eine solche Maßnahme dienen können. Weder die GmbH, der Verkäufer, Coin Tracking e.K. noch ihre jeweiligen Verbundenen Unternehmen, noch, nach der Kenntnis von Herrn Kachel, irgendeiner ihres jeweiligen Managements ist Partei oder wird als Verantwortlicher in den Bestimmungen einer Anordnung, eines Erlasses, einer einstweiligen Verfügung, eines Urteils oder Beschlusses eines Gerichts oder einer Regierungsbehörde oder -stellen genannt (im Falle von Managementmitgliedern gilt dies nur, soweit das CoinTracking Business oder Verbundene Unternehmen betroffen sind). Es gibt weder bevorstehende noch geplante Maßnahmen, Gerichtsstreitigkeiten, Verfahren oder Nachforschungen von oder gegen Herrn Kachel oder die GmbH oder solche die Herr Kachel oder die GmbH einleiten wollen.	2.10	Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation (each, an “Action”) pending or to the knowledge Mr. Kachel, currently threatened (i) against the GmbH, the Seller or their respective Affiliates, or (ii) that questions the validity of this Agreement or the right of Mr. Kachel, the GmbH or the Seller to enter herein, or to consummate the transactions contemplated hereby; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Neither the GmbH, the Seller, Coin Tracking e.K. or their respective Affiliates nor, to the knowledge of Mr. Kachel, any of their respective officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the CoinTracking Business or any of its Affiliates). There is no action, suit, proceeding or investigation by or against Mr. Kachel or the GmbH pending or which Mr. Kachel or the GmbH intends to initiate.

2.11	Einhaltung weiterer Vorschriften. Weder Herr Kachel, der Verkäufer noch die GmbH verletzen oder sind im Verzug mit der Einhaltung (i) sämtlicher Bestimmungen ihrer maßgebenden Dokumente, (ii) sämtlicher Maßnahmen, Urteile, Anordnungen, Erlasse oder Beschlüsse, (iii) sämtlicher Miet-, Pacht-, und Leasingverträge, Vereinbarungen, Verträge oder Bestellungen bei welchen sie Vertragspartei sind oder an die sie gebunden sind, oder (iv) sämtlicher gesetzliche Bestimmungen, Vorschriften oder Verordnungen, die für sie anwendbar sind und deren Verletzung eine Wesentliche Nachteilige Auswirkung hätte. Die Durchführung, Übergabe und Erfüllung dieses Vertrages sowie der Vollzug der hierin vereinbarten Transaktionen führt weder zu einer solchen Verletzung, ist in Widerspruch gegen oder begründet, jetzt oder später und unabhängig von einer Mitteilung, (a) die Nichterfüllung einer solchen Regelungen, Maßnahme, Urteil, Anordnung, Erlass, Beschluss, Vertrag oder Vereinbarung; oder (b) führt zu einem Pfandrecht, einer schuldrechtlichen oder dinglichen Belastung für einen CoinTracking Vermögenswert oder zur Aussetzung, Aufhebung, Verlust oder zur Nichtverlängerung sämtlicher wesentlicher Genehmigung oder Lizenzen im Kontext mit dem CoinTracking Business.	2.11	Compliance with Other Instruments. Neither Mr. Kachel, the Seller nor the GmbH are in violation or default (i) of any provisions of its governing documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (iv) of any provision of statute, rule or regulation applicable to them, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (b) an event which results in the creation of any lien, charge or encumbrance upon any CoinTracking Assets. or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the CoinTracking Business.

2.12	Eigentum. Die CoinTracking Vermögenswerte und sämtliches Eigentum von Herrn Kachel oder der GmbH sind frei von sämtlichen Grundpfandrechten, Treuhandverträgen, Sicherungsrechten, Darlehen und Belastungen, mit Ausnahme laufender Steuerverpflichtungen, die aktuell noch nicht fällig und Belastungen und Sicherungsrechten, die sich aus dem gewöhnlichen Geschäftsbetrieb ergeben und die weder das Eigentum noch den Gebrauch des Eigentums oder der Vermögenswerte von Kachel Holding oder der GmbH wesentlich beeinträchtigen. Zum Eigentum der GmbH gehört kein Grundstückseigentum.	2.12	Property. The CoinTracking Assets and any property owned by Mr. Kachel or the GmbH are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets by Kachel Holding or the GmbH. The GmbH does not own any real property.

2.13	Steuererklärungen und Zahlungen. Es gibt keine staatlichen, landesrechtlichen, kommunalen, lokalen oder ausländischen Steuerverpflichtungen von Herrn Kachel oder der GmbH im Hinblick auf das CoinTracking Business, die fällig und zahlbar sind, aber nicht in der vorgegebenen Zeitperiode bezahlt wurden. Es gibt keine aufgelaufenen oder unbezahlten staatlichen, landesrechtlichen, kommunalen, lokalen oder ausländischen Steuerverpflichtungen von Herrn Kachel oder der GmbH im Hinblick auf das CoinTracking Business, die fällig sind, unabhängig davon ob diese festgesetzt oder strittig sind. Kein Anspruch wurde von einer Steuerbehörde erhoben, in einem Zuständigkeitsgebiet in welchem Herr Kachel oder die GmbH im Hinblick auf das CoinTracking Business keine Steuererklärung abgegeben haben, die aber in diesem Zuständigkeitsgebiet der Steuer unterliegen. Es gab weder Untersuchungen noch Prüfungen der Steuererklärungen oder Berichte durch eine zuständige staatlichen, landesrechtlichen, lokale oder ausländische staatliche Behörde.	2.13	Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by Mr. Kachel or the GmbH in respect to the CoinTracking Business which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of Mr. Kachel or the GmbH in respect to the CoinTracking Business which are due, whether or not assessed or disputed. No claim has been made by any taxing authority in any jurisdiction where Mr. Kachel or the GmbH in respect to the CoinTracking Business does not file Tax returns that it is, or may be, subject to Tax by that jurisdiction. There have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign governmental agency.

2.14	Offenlegung. Herr Kachel hat Crypto sämtliche Informationen offengelegt, die diesem nach vernünftigen Erwägungen zur Verfügung stehen müssen und die Crypto angefragt hat, um über den Erwerb der Beteiligung zu entscheiden. Keine Zusicherung oder Garantie, die der Verkäufer nach diesem Vertrag abgibt, enthält eine unwahre Aussage über eine wesentliche Tatsache oder verschweigt eine wesentliche Tatsache, die notwendig ist, um die getätigte Aussage in die Umstände, aufgrund derer sie getätigt wurde, richtig einzuordnen.	2.14

Disclosure. Mr. Kachel has made available to Crypto all the information reasonably available to Mr. Kachel that Crypto has requested for deciding whether to acquire the Equity Interests. No representation or warranty of the Seller contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.	Rechtsbehelfe bei Verstößen gegen die Zusicherungen und Garantien	3.	Remedies for Breach of Representations and Warranties

3.1	Naturalrestitution. Wenn und soweit eine Aussage in Ziffer 2 unrichtig ist (ein solcher Fall ist ein “Verstoß”), hat der Verkäufer den Käufer und/oder nach alleinigem Ermessen des Käufers die GmbH, in einer angemessen Zeit, die einen (1) Monat ab Empfang des Verkäufers der Mitteilung eines solchen Verstoßes nicht überschreitet, den Käufer oder gegebenenfalls die GmbH in die Situation zu versetzen, die bestünde, wenn die Aussage korrekt gewesen wäre (Naturalrestitution).	3.1	Restitution in Kind. If, and to the extent that, any statement in Section 2 is incorrect (unrichtig) (each such case a “Breach”), the Seller shall put the Purchaser and/or, in Purchaser’s sole discretion, the GmbH, within a reasonable period of time not exceeding one (1) month from receipt by the Seller of a notice of such Breach, in such position as the Purchaser and/or the GmbH (as the case may be) would have been in had the respective statement been correct (restitution in kind, Naturalrestitution).

3.2	Schadensersatz. Wenn und soweit der Verkäufer den Käufer darüber informiert oder nicht informiert hat, dass er den Käufer oder gegebenenfalls die GmbH nicht umfassend in die Position versetzt wie in Ziffer 3.1 beschrieben, ist der Verkäufer nach dem alleinigen Ermessen der Käufers entweder (i) weiterhin verpflichtet (a) Naturalrestitution im möglichen Umfang zu leisten und (b) Schadensersatz zu zahlen, soweit es nicht möglich war, Naturalrestitution zu leisten oder die Naturalrestitution nicht ausreichend war, um den Schaden, der durch den Verstoß entstanden ist, umfassend auszugleichen; oder (ii) Schadensersatz für den vollen durch den Verstoß entstandenen Schaden zu zahlen; in diesem Fall ist die Naturalrestitution ausgeschlossen.	3.2	Monetary Damages. If, and to the extent that, the Seller has not, or has informed the Purchaser that it is not able to or will not, put the Purchaser and/or the GmbH (as the case may be) fully in the position as specified in Section 3.1, the Seller shall, at the Purchaser’s sole discretion, either (i) continue to be obliged to (a) provide restitution in kind to the extent possible; and (b) pay monetary damages to the extent restitution in kind is not possible or has not been sufficient to fully remedy the damages incurred by the Breach; or (ii) pay monetary damages for the full losses incurred by such Breach, with a restitution in kind then being excluded.

3.3	Ausschließliche Rechtsbehelfe. Die Parteien sind sich einig, dass die Rechtsbehelfe, die dem Käufer gegen den Verkäufer zu stehen, ausschließlich in diesem Vertrag geregelt sind. Demnach, unabhängig von den Rechten des Käufers nach Ziffer 12 sind folgende Rechte ausgeschlossen: (i) die Rechte des Käufers von diesem Vertrag zurückzutreten oder die Abwicklung dieses Vertrages im Wege eines Schadensersatzes statt der ganzen Leistung zu verlangen; (ii) sämtliche Ansprüche aus vorvertraglichen Verpflichtungen (culpa in contrahendo), einschließlich der Ansprüche gemäß §§ 241 Abs. 2 und 311 Abs. 3 BGB oder aus positiver Forderungsverletzung, einschließlich der Ansprüche nach §§ 280ff. BGB; (iii) sämtliche Ansprüche gemäß dem Grundsatz der Störung der Geschäftsgrundlage nach § 313 BGB; und (iv) sämtliche Rechtsbehelfe einer Partei aus Mängelansprüchen gemäß §§ 437 bis 441 BGB. Die Beschränkungen der Verkäuferhaftung gemäß dieser Ziffer 3.3 finden keine Anwendung im Falle von Vorsatz oder arglistiger Täuschung.	3.3	Exclusive Remedies. The Parties agree that the remedies the Purchaser may have against the Seller for a Breach are exclusively governed by this Agreement. Therefore, apart from the rights of the Purchaser under Section 12, (i) any rights of the Purchaser to rescind (zurücktreten) this Agreement or to require the winding up of the Transaction (inter alia, by way of Schadensersatz statt der ganzen Leistung); (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo), including claims arising under Sections 241 para. 2, 311 para. 2, and 311 para. 3 BGB, or of ancillary obligations (positive Forderungsverletzung), including claims arising under Sections 280 et seqq. BGB; (iii) any claims under the principle of frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage); and (iv) all remedies of a Party for defects under Sections 437 through 441 BGB are hereby excluded. The limitations of Seller’s liability contained in Section 3.3 shall not apply in the event of any willful misconduct (Vorsatz) or willful deceit (arglistige Täuschung).

3.4	Anpassung des Kaufpreises. Sämtliche Zahlungen nach dieser Ziffer 3, sowie Zahlungen des Verkäufers an den Käufer nach Ziffer 4, werden wie Anpassungen des Kaufpreises behandelt.	3.4	Adjustment to Purchase Price. Any payments made under this Section 3, as well as any payments by the Seller to the Purchaser under Section 4, shall be treated as an adjustment of the Purchase Price.

4.	Steuern	4.	Taxes

4.1	Steuergarantien. Herr Kachel garantiert hiermit Crypto und dem Käufer im Wege eines selbständigen verschuldensunabhängigen Garantieversprechens im Sinne des § 311 Abs. 1 BGB in Bezug auf seinen unter der Firma Coin Tracking e.K. eingetragenen Geschäftsbetrieb, Kachel Holding und die GmbH, dass jede nachfolgende Aussage beim Abschluss dieses Vertrags und beim Closing vollständig und richtig ist.	4.1	Tax Guarantee. Mr. Kachel represents and warrants to Crypto and Purchaser in respect to his sole proprietorship under the trade name Coin Tracking e.K., Kachel Holding and the GmbH by way of independent promise of guarantee, irrespective of fault, in accordance with Section 311 para. 1 BGB (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that each statement set forth hereinafter is complete (vollständig) and correct (richtig) as of the Effective and Date and Closing.

(a)	Herr Kachel und die GmbH haben (i) alle Steueranmeldungen, Steuervoranmeldungen und alle Steuererklärungen und andere Erklärungen und Anmeldungen im Zusammenhang mit Steuern rechtzeitig abgegeben; und (ii) alle Steuern einschließlich Steuervorauszahlungen ordnungsgemäß in Übereinstimmung mit geltendem Recht und den jeweils geltenden steuerlichen Veröffentlichungen der Steuerbehörden gezahlt und/oder einbehalten.	(a)	Mr. Kachel and the GmbH have (i) timely filed all Tax declarations (Steueranmeldungen), advance Tax declarations (Steuervoranmeldungen) and all Tax returns (Steuererklärungen) and any other declarations and filings in connection with Taxes; and (ii) duly paid and/or withheld all Taxes including Tax prepayments, in compliance with applicable law and the respective applicable published Tax regulations of the Tax authorities.

(b)	Die GmbH hat Zugang zu den Dokumenten (einschließlich Dokumentation über Verrechnungspreise), Aufzeichnungen, Daten und Informationen über die Zeiträume bis Closing, die (i) zur Abgabe aller Steuererklärungen der GmbH; oder (ii) im Zuge von steuerlichen Prüfungen, Untersuchungen oder Verfahren in Bezug auf die GmbH erforderlich sind.	(b)	The GmbH has access to the documents (including a transfer pricing documentation), records, data and information relating to the period until the Closing that are (i) necessary for the filing of all Tax returns of the GmbH; or (ii) required in the course of Tax examinations, audits or litigation regarding the GmbH.

4.2	Rechtsfolgen der Steuergarantien. Soweit eine Steuergarantie nach Ziffer 4.1 verletzt ist, also unzutreffend ist, hat der Verkäufer dem Käufer oder nach dessen freier Wahl der GmbH den Betrag zu zahlen, der notwendig ist, um den Käufer oder die GmbH in die finanzielle Lage zu versetzen, die bestünde, wenn keine Verletzung der Steuergarantie vorläge.	4.2	Remedies for Tax Guarantee. If, and to the extent that, any Tax Guarantee pursuant to Section 4.1 has been breached, i.e. is incorrect, Seller shall pay to Purchaser or at the sole discretion of Purchaser to GmbH a sum equal to the amount which would be necessary to put the Purchaser or GmbH into the financial position which would have existed had there been no breach of the Tax Guarantee.

4.3	Steuerfreistellung. Der Verkäufer hat dem Käufer oder nach freier Wahl der Gesellschaft einen Betrag in folgender Höhe zu zahlen:	4.3	Tax Indemnification. Seller shall pay to Purchaser or at Purchaser’s sole discretion to GmbH an amount equal to

(a)	sämtliche Steuern der GmbH, die sich auf Zeiträume vor Closing beziehen (“Freizustellende Steuern”);	(a)	any and all such Taxes of GmbH relating to the period until Closing (“Indemnifiable Tax”);

(b)	Nebenleistungen auf Freizustellende Steuer, auch wenn diese Nebenleistungen für oder in Zeiträumen nach Closing erhoben werden;	(b)	ancillary charges on Indemnifiable Taxes even if the ancillary charges are levied for periods or in periods following the Closing;

(c)	Steuern der GmbH, soweit diese Steuern Umkehreffekte aus Steuerreduzierungen darstellen (z.B. aufgrund einer Reduzierung des steuerlichen Buchwerts von Vermögensgegenständen) oder Steuererstattungen, die sich auf Zeiträume bis zum Closing beziehen; oder	(c)	Taxes of GmbH if, and to the extent that, the Taxes represent reversal effects resulting from Tax reductions (e.g., due to the reduction of the tax book value of assets) or Tax refunds relating to the period until the Closing; or

(d)	Steuern (einschließlich aus Vorsteuerkorrekturen), die sich aus Vorsteuerberichtungen im Hinblick auf Vorsteuern ergeben, die vom Verkäufer im Zusammenhang mit dem Erwerb der GmbH oder für an Herrn Kachel im Zusammenhang mit seiner Beteiligung an der GmbH erbrachte Dienstleistungen ergeben.	(d)	any Taxes (including any repayments of input VAT) resulting from an input VAT adjustment (Vorsteuerberichtigung) relating to input VAT (Vorsteuer) deducted by Seller in connection with the acquisition of the GmbH or for services rendered to Mr. Kachel in connection with the shareholding in the GmbH.

4.4	Anspruchsausschluss. Ein Steuerfreistellunganspruch nach Ziffer 4.3 besteht nicht, soweit	4.4	Exclusion of Claims. A tax indemnification claim pursuant to Section 4.3 shall not exist, if and to the extent that,

(a)	die betreffende Steuer vor dem Closing von der GmbH gezahlt wurde, oder	(a)	such Tax has been paid by the GmbH prior to the Closing, or

(b)	für die betreffende Steuer in der von den Parteien aufzustellenden (Zwischen)bilanz der GmbH zum Closing eine Steuerrückstellung oder Steuerverbindlichkeit gebildet wurde.	(b)	such Tax has been shown as a Tax accrual or Tax liability in the (interim) financial statements of the GmbH as of Closing, which the Parties shall prepare.

4.5	Steuerabgrenzung und Fälligkeit	4.5	Allocation of Taxes and Due Date

(a)	Für Geschäftsjahre und/oder Abrechnungszeiträume, die vor dem Closing beginnen und nach dem Closing enden, gilt als der auf den Zeitraum vor dem Closing entfallende Anteil der Steuern derjenige Betrag, der von der zuständigen steuerlichen Behörde veranlagt worden wäre, wenn das Ende vom Closing das Ende des entsprechenden Geschäftsjahres und/oder Abrechnungszeitraums wäre.	(a)	With regard to business years (Geschäftsjahre) and/or accounting periods beginning before Closing and ending after the Closing the portion of Taxes relating to the pre-closing Date Tax period shall be deemed equal to the amount which would have to be assessed by the competent Tax authority if the end of Closing was the end of the respective business year and/or accounting period of the GmbH.

(b)	Der Steuererstattungsanspruch wird fünf (5) Werktage nach Erhalt einer Kopie des entsprechenden Steuerveranlagungsbescheids oder anderen Zahlungsbescheids einer steuerlichen Behörde fällig, die dem Verkäufer durch den Käufer oder Crypto geschickt wird.	(b)	The Tax indemnification payment shall become due five (5) Business Days after Seller receives a copy of the relevant Tax assessment notice or any other payment notice by any Tax authority sent by Purchaser or Crypto to Seller.

(c)	Steuerfreistellungsansprüche unterliegen nur den ausdrücklich in dieser Ziffer 4 aufgeführten Beschränkungen.	(c)	Tax indemnification claims are only subject to the limitations explicitly referred to in this Section 4.

4.6	Steuern aus der Restrukturierung. Herr Kachel und Kachel Holding sind verpflichtet, bei Fälligkeit alle Steuern zu zahlen, die sich aus oder im Zusammenhang mit der Einbringung von Vermögensgegenständen gemäß § 123 Abs. 2 Nr. 2 UmwG (URNr. 2126/B/2017 vom 1. Dezember 2017 des Notars Dr. Peter Bräu in München) als Folge des Verkaufs und der Abtretung der Anteile ergeben. Herr Kachel und Kachel Holding haben der GmbH eine Bescheinigung nach § 23 Abs. 2 i.V.m. § 22 Abs. 5 UmwStG auszustellen.	4.6	Taxes from Restructuring. Mr. Kachel and Kachel Holding are required to pay all Taxes resulting from or in connection with the contribution of the assets pursuant to Section 123 para 2 no. 2 UmwG (Deed No 2126/B/2017 dated December 1, 2017 of the notary public Dr. Peter Bräu in Munich) due to the sale and assignment of the Equity Interest when due and payable. Mr. Kachel and Kachel Holding are required to provide the GmbH with a certificate pursuant to Section 23 para. 2 in connection with Section 22 para. 5 Transformation Tax Act (UmwStG).

4.7	Begrenzungen.	4.7	Limitations.

(a)	Auch wenn dem Käufer oder seinen Vertretern Tatsachen oder Umstände bekannt sind oder sein könnten, die zu Ansprüchen des Käufers nach dieser Ziffer 4 führen oder führen können, wird der Verkäufer nicht von der Haftung nach dieser Ziffer 4 frei. §§ 442 BGB und 377 HGB finden keine Anwendung.	(a)	Even if Purchaser or its representatives are aware or could be aware of facts or circumstances that give or can give rise to a claim of Purchaser under this Section 4, Seller shall not be released from any obligations set forth under this Section 4. Section 442 BGB and Section 377 HGB shall not apply.

(b)	Für die Hemmung von Verjährungsfristen reicht die schriftliche Mitteilung über einen Anspruch mit entsprechenden Beweismitteln durch den Käufer an den Verkäufer innerhalb der vorgenannten Verjährungsfristen aus. Die Hemmung von Verjährungsfristen nach §§ 203ff. BGB bleibt hiervon unberührt.	(b)	It shall be sufficient to suspend (hemmen) any limitation period that Purchaser delivers Seller a specified description of a claim with evidence in writing within the aforementioned limitation periods. Any suspension of a limitation period pursuant to Sections 203 et seq. BGB shall remain unaffected.

(c)	Alle Rechte und Ansprüche der Parteien im Hinblick auf Steuern werden abschließend nach dieser Ziffer 4 und Ziffer 5.2 sowie den in dieser Ziffer 4 ausdrücklich in Bezug genommenen Abschnitte geregelt. Alle Steuerfreistellungs-ansprüche unterliegen nur den ausdrücklich in dieser Ziffer 4 in Bezug genommenen Beschränkungen.	(c)

All rights and claims of the Parties with regard to Taxes shall exclusively be governed by this Section 4 and Section 5.2 and the provisions explicitly referred to in this Section 4. All Tax indemnification claims are only subject to the limitations explicitly referred to in this Section 4.

5.	Verjährung	5.	Time limitation

Sämtliche Ansprüche des Käufers nach diesem Vertrag verjähren wie folgt:	All claims of the Purchaser under this Agreement shall be time-barred (verjähren) as follows:

5.1	sämtliche Ansprüche aus einem Verstoß verjähren innerhalb von zwei (2) Jahren nach dem Closing, mit Ausnahme der Verstöße gegen eine Zusicherung oder Garantie gemäß Ziffern 2.1 bis 2.5, diese verjähren innerhalb von fünf (5) Jahren nach dem Closing;	5.1	all claims based on a Breach shall be time-barred two (2) years after the Closing with the exception of a Breach of a Representation and Warranty pursuant to Sections 2.1 through 2.5 which shall be time-barred five (5) years after the Closing;

5.2	sämtliche steuerrechtliche Ansprüche gemäß Ziffer 4 verjähren innerhalb von sechs (6) Monaten nachdem die Steuerfestsetzung der entsprechenden Steuer formell und materiell bestandskräftig geworden ist;	5.2	any claims with regard to Taxes pursuant to Section 4 shall be time-barred six (6) months after the non-appealable and finally binding (formell und materiell bestandskräftig) assessment of the relevant Tax;

5.3	alle anderen Ansprüche, einschließlich der Ansprüche aus Vorsatz und arglistiger Täuschung verjähren gemäß den gesetzlichen Vorschriften.	5.3	all other claims, including any claims based on willful misconduct or willful deceit, shall be time-barred pursuant to statutory law.

6.	Zusicherungen und Garantien durch Crypto	6.	Representations and Warranties of Crypto

Crypto garantiert hiermit Herrn Kachel im Wege eines selbständigen verschuldensunabhängigen Garantieversprechens im Sinne des § 311 Abs. 1 BGB, dass die folgenden Aussagen zum Zeitpunkt der Unterzeichnung dieses Vertrages und zum Closing (soweit nichts anderes in diesem Vertrag festgelegt ist) richtig und vollständig sind.	Crypto hereby represents and warrants to Mr. Kachel by way of independent promise of guarantee, irrespective of fault, in accordance with Section 311 para. 1 BGB (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the following representations shall be true and complete as of the Effective Date, except as otherwise indicated herein.

6.1	Organisation, Good Standing, Handlungsvollmachten und Freigaben. Crypto ist ein nach Recht des Staates Nevada bestehendes und zuverlässig geführtes Unternehmen, das die notwendige Handlungsvollmacht besitzt, um die derzeitige und zukünftige Geschäftstätigkeit zu leiten. Crypto ist ausreichend qualifiziert, um die Geschäfte abzuwickeln und gilt in allen Gerichtsbezirken als zuverlässig (good standing), insbesondere in solchen, in denen ein Zuverlässigkeitsverlust eine Wesentliche Nachteilige Auswirkung zur Folge hätte.	6.1	Organization, Good Standing, Corporate Power and Qualification. Crypto is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Crypto is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

6.2	Kapitalausstattung. Das Grundkapital der Crypto besteht bei Abschluss dieses Vertrages aus 50.000.000 Aktien mit einem Nennwert von $0.001 pro Aktie, mit etwa 19,581,602 ausgestellten und ausgegebenen Aktien. Sämtliche ausgegebenen Aktien sind ordnungsgemäß ermächtigt, vollständig bezahlt und unterliegen keiner Nachschuss- oder Nebenleistungspflicht und wurden gemäß dem anwendbaren staatlichen und landesrechtlichen Wertpapierrechten ausgegeben. Crypto hat 5.000.000 Aktien für Vorstandsmitglieder und sonstige Managementmitglieder, Arbeitnehmer und Berater von Crypo gemäß dem “2017 Equity Incentive Plan”, der ordnungsgemäß vom Vorstand beschlossen wurde, reserviert.	6.2	Capitalization. The authorized capital of Crypto consists, as of the Effective Date, of 50,000,000 shares of common stock, par value $0.001 per share, approximately 19,581,602 shares of which are issued and outstanding. All of the outstanding shares of common stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. Crypto has reserved 5,000,000 shares of common stock for issuance to officers, directors, employees and consultants of Crypto pursuant to its 2017 Equity Incentive Plan duly adopted by the Board of Directors.

6.3	Behördliche Zustimmung und Eintragung. Davon ausgehend, dass die Zusicherungen der Kachel Holding gemäß Ziffer 8 dieses Vertrages richtig sind, muss Crypto weder Zustimmungen, Genehmigung, Anordnungen, Ermächtigungen, Registrierungen, Freigaben, Bestimmungen, Erklärungen oder Einreichungen, die bundesstaatliche, nationale oder lokale Regierungsbehörden im Zusammenhang mit der Erfüllung dieser Transaktion nach dem vorliegenden Vertrag fordern, einholen.	6.3	Governmental Consents and Filings. Assuming the accuracy of the representations made by Kachel Holding in Section 8 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Crypto in connection with the consummation of the transactions contemplated by this Agreement.

6.4	Rechtsstreitigkeiten. Nach der Kenntnis von Crypto gibt es keine bevorstehenden oder befürchteten Maßnahmen (i) gegen Crypto oder ihre Verbundenen Unternehmen, oder (ii) gegen Vorstandsmitglieder oder sonstige Managementmitglieder von Crypto, die im Rahmen ihres Arbeitsverhältnisses oder ihrer Organschaft für Crypto oder Verbundene Unternehmen entstanden sind; oder (iii) die die Gültigkeit dieses Vertrages oder das Recht von Crypto diesen Vertrag abzuschließen oder die hierin vereinbarten Transaktionen zu erfüllen, in Frage stellen; oder (iv) von denen vernünftigerweise erwartet werden kann, dass sie eine Wesentliche Nachteilige Auswirkung sowohl einzeln als auch in der Gesamtheit haben. Es gab kein Vorkommnisse und es existieren keine Umstände, die eine solche Maßnahme hervorrufen oder als Grundlage für eine solche Maßnahme dienen können. Weder Crypto noch eines ihrer Verbundenen Unternehmen noch, nach der Kenntnis von Crypto, eines ihrer Vorstandsmitglieder oder sonstigen Managementmitglieder, ist Partei oder wird als Verantwortlicher in den Bestimmungen einer Anordnung, eines Erlasses, einer einstweiligen Verfügung, eines Urteils oder Beschlusses eines Gerichts oder einer Regierungsbehörde oder -stelle genannt (im Falle von Managementmitgliedern gilt dies nur, soweit Crypto betroffen sind). Es gibt weder bevorstehende noch geplante Maßnahmen, Gerichtsstreitigkeiten, Verfahren oder Nachforschungen von oder gegen Crypto oder der solche die Crypto einleiten will.	6.4	Litigation. There is no Action pending or to Crypto’s knowledge, currently threatened (i) against Crypto or its Affiliates, or (ii) against any officer or director of Crypto arising out of their employment or board relationship with Crypto or its Affiliates; or (iii) that questions the validity this Agreement or the right of Crypto to enter herein, or to consummate the transactions contemplated hereby; or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Neither Crypto nor any of its Affiliates nor, to Crypto’s knowledge, any of their respective officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Crypto). There is no action, suit, proceeding or investigation by Crypto pending or which Crypto intends to initiate.

6.5	Einhaltung weiterer Vorschriften. Crypto verletzt nicht und ist nicht im Verzug mit der Einhaltung (i) sämtlicher Bestimmungen der Gründungsdokumente oder der Satzung, (ii) sämtlicher Maßnahmen, Urteile, Anordnungen, Erlasse oder Beschlüsse, (iii) sämtliche Miet-, Pacht-, und Leasingverträge, Vereinbarungen, Verträge oder Bestellungen bei welchen sie Vertragspartei ist oder an die sie gebunden ist, oder (iv) sämtlicher gesetzliche Bestimmungen, Vorschriften oder Verordnungen, die für Crypto anwendbar ist und deren Verletzung eine Wesentliche Nachteilige Auswirkung hätte. Die Durchführung, Übergabe und Erfüllung dieses Vertrages sowie der Vollzug der hierin vereinbarten Transaktionen führt weder zu einer solchen Verletzung, ist in Widerspruch gegen oder begründet, jetzt oder später und unabhängig von einer Mitteilung, (a) die Nichterfüllung einer solchen Regelungen, Maßnahme, Urteil, Anordnung, Erlass, Beschluss, Vertrag oder Vereinbarung; oder (b) führt zu einem Pfandrecht, einer schuldrechtlichen oder dinglichen Belastung für einen Vermögenswert von Crypto oder zur Aussetzung, Aufhebung, Verlust oder zur Nichtverlängerung sämtlicher wesentlicher Genehmigung oder Lizenz, die für Crypto Anwendung findet.	6.5	Compliance with Other Instruments. Crypto is not in violation or default (i) of any provisions of its articles of incorporation or bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (iv) of any provision of federal or state statute, rule or regulation applicable to Crypto, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Crypto or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Crypto.

6.6	Eigentum. Die Vermögenswerte und sämtliches Eigentum von Crypto ist frei von sämtlichen Grundpfandrechten, Treuhandverträgen, Sicherungsrechten, Darlehen und Belastungen, mit Ausnahme laufender Steuerverpflichtungen, die aktuell noch nicht fällig und Belastungen und Sicherungsrechten, die sich aus dem gewöhnlichen Geschäftsbetrieb ergeben und die weder das Eigentum noch den Gebrauch des Eigentums oder der Vermögenswerte von Crypto wesentlich beeinträchtigen. Im Hinblick auf die gemietet, gepachteten und geleasten Vermögenswerte, hält Crypto die Verträge ein und, nach Kenntnis von Crypto, ist der gültige Mietzins frei von Sicherungsrechten, Ansprüchen und dinglichen Belastungen. Zum Eigentum von Crypto gehört kein Grundstückseigentum.	6.6	Property. The property and assets that Crypto owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Crypto’s ownership or use of such property or assets. With respect to the property and assets it leases, Crypto is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Crypto does not own any real property.

6.7	Steuererklärungen und Zahlungen. Es gibt keine staatlichen, landesrechtlichen, kommunalen, lokalen oder ausländischen Steuerverpflichtungen von Crypto, die fällig und zahlbar sind, aber nicht in der vorgegebenen Zeitperiode bezahlt wurden. Es gibt keine aufgelaufenen oder unbezahlten staatlichen, landesrechtlichen, kommunalen, lokalen oder ausländischen Steuerverpflichtungen von Crypto, die fällig sind, unabhängig davon ob diese festgesetzt oder strittig sind. Kein Anspruch wurde von einer Steuerbehörde erhoben, in einem Zuständigkeitsgebiet in welchem Crypto keine Steuererklärung abgegeben hat, sie aber in diesem Zuständigkeitsgebiet der Steuer unterliegt. Es gab weder Untersuchungen noch Prüfungen der Steuererklärungen oder Berichte durch eine zuständige staatliche, landesrechtliche, lokale oder ausländische staatliche Behörde.	6.7	Tax Returns and Payments. There are no federal, state, county, local or foreign Taxes due and payable by Crypto which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign Taxes of Crypto which are due, whether or not assessed or disputed. No claim has been made by any taxing authority in any jurisdiction where Crypto does not file Tax returns that it is, or may be, subject to Tax by that jurisdiction. There have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign governmental agency.

6.8	Gesellschaftsdokumente. Die Gründungsdokumente und die Satzung von Crypto wurde Herrn Kachel und der Kachel Holding zur Verfügung gestellt. Die Herrn Kachel und der Kachel Holding zur Verfügung gestellten Protokollbücher von Crypto beinhalten Protokolle sämtlicher Versammlungen des Managements und der Aktionäre sowie alle Maßnahmen, die aufgrund schriftlicher Zustimmung ohne die Abhaltung einer Versammlung des Managements (und des gesamten Gremiums) und der Aktionäre, durchgeführt wurden, seit der Gründung und spiegeln alle wesentlichen Aspekte sämtlicher Maßnahmen wider, auf die die Protokolle Bezug nehmen.	6.8	Corporate Documents. The articles of incorporation and bylaws of Crypto have been provided to Mr. Kachel and Kachel Holding. The copy of the minute books of Crypto provided to Mr. Kachel and Kachel Holding contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

6.9	Offenlegung. Crypto hat Herrn Kachel und der Kachel Holding sämtliche Informationen offengelegt, die ihr nach vernünftigen Erwägungen zur Verfügung stehen müssen und die Herr Kachel und die Kachel Holding angefragt haben, um über den Erwerb der Crypto Aktien zu entscheiden. Keine Zusicherung oder Garantie, die Crypto nach diesem Vertrag abgibt, enthält eine unwahre Aussage über eine wesentliche Tatsache oder verschweigt eine wesentliche Tatsache, die notwendig ist, um die getätigte Aussage in die Umstände, aufgrund derer sie getätigt wurde, richtig einzuordnen. Herr Kachel bestätigt Kenntnis von der Tatsache, dass die Crypto-Aktien derzeit aufgrund regulatorischer Untersuchungen bei Crypto vom Handel ausgesetzt sind und in diesem Zusammenhang Rechtsstreitigkeiten insbesondere auch gegen Crypto anhängig sind. Die Parteien sind sind einig, dass aus diesem Umstand weder dem Käufer noch Crypto eine Haftung erwächst.	6.9

Disclosure. Crypto has made available to Mr. Kachel and Kachel Holding all the information reasonably available to Crypto that Mr. Kachel and Kachel Holding have requested for deciding whether to acquire the Crypto Shares. No representation or warranty of Crypto contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Mr. Kachel confirms that he is aware that the public trading of the Crypto-Shares has been suspended as a result of a regulatory investigation and that there is pending litigation in this context, in particular also against Crypto. The Parties agree that neither Purchaser nor Crypto shall be liable for these circumstances.

7.	Zusicherungen und Garantien von Crypto im Hinblick auf CoinTracking LLC	7.	Representations and Warranties of Crypto With Respect to CoinTracking LLC

Crypto garantiert hiermit Kachel Holding, deren Rechtsnachfolger, sowie Herrn Kachel im Wege eines selbständigen verschuldensunabhängigen Garantieversprechens im Sinne des § 311 Abs. 1 BGB, dass die folgenden Aussagen im Hinblick auf die CoinTracking LLC zum Closing (soweit nichts anderes in diesem Vertrag festgelegt ist) richtig und vollständig sind.	Crypto hereby represents and warrants to Kachel Holding, including its successor entity, and Mr. Kachel by way of independent promise of guarantee, irrespective of fault, in accordance with Section 311 para. 1 BGB (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that the following representations shall be true and complete, with respect to CoinTracking LLC as of the Closing, except as otherwise indicated herein.

7.1	Organisation, Good Standing, Handlungsvollmachten und Freigaben. CoinTracking LLC ist eine ein nach Recht des Staates Nevada bestehendes und zuverlässig geführtes Unternehmen, das die notwendige Handlungsvollmacht besitzt, um die derzeitige und zukünftige Geschäftstätigkeit zu leiten. CoinTracking LLC die Geschäfte abzuwickeln und gilt in allen Gerichtsbezirken als zuverlässig (good standing), insbesondere in solchen, in denen ein Zuverlässigkeitsverlust eine Wesentliche Nachteilige Auswirkung zur Folge hätte	7.1	Organization, Good Standing, Corporate Power and Qualification. CoinTracking LLC shall be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and shall have all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. CoinTracking LLC shall be duly qualified to transact business and in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

7.2	Kapitalausstattung. Alleiniger Gesellschafter der CoinTracking LLC ist Crypto.	7.2	Capitalization. CoinTracking LLC shall be wholly owned by Crypto.

7.3	Ermächtigungen. Sämtliche Maßnahmen, die notwendig sind damit CoinTracking LLC diesen Vertrag abschließen kann und alle Verpflichtungen nach diesem Vertrag erfüllen kann werden von Crypto, als alleiniger Gesellschafter der CoinTracking LLC, vor dem Closing durchgeführt. Sämtliche Maßnahmen, die von den Vorstandsmitgliedern von Crypto ausgeführt werden müssen, um diesen Vertrag zu vollziehen und zu übergeben, alle Verpflichtungen von Crypto aus diesem Vertrag zum Closing zu erfüllen, und die Crypto Aktien auszugeben und zu zeichnen, sind oder werden vor dem Closing vollzogen.	7.3	Authorization. All action required to be taken by Crypto, as the sole member of CoinTracking LLC, in order to authorize CoinTracking LLC to enter into this Agreement, and to carry out its obligations in accordance with this Agreement, will be taken prior to the Closing. All action on the part of the officers of Crypto necessary for the execution and delivery of this Agreement, the performance of all obligations of Crypto under this Agreement to be performed as of the Closing, and the issuance and delivery of the Crypto Shares has been taken or will be taken prior to the Closing.

7.4	Rechtsstreitigkeiten. Nach der Kenntnis von Crypto gibt es keine bevorstehenden oder befürchteten Maßnahmen (i) gegen CoinTracking LLC oder ihre Verbundenen Unternehmen, oder (ii) gegen Vorstandsmitglieder oder sonstige Managementmitglieder von CoinTracking LLC die im Rahmen ihres Arbeitsverhältnisses oder ihrer Organschaft für CoinTracking LLC oder Verbundene Unternehmen entstanden sind; oder (iii) die die Gültigkeit dieses Vertrages oder das Recht von CoinTracking LLC diesen Vertrag abzuschließen oder die hierin vereinbarten Transaktionen zu erfüllen, in Frage stellen; oder (iv) von denen vernünftigerweise erwartet werden kann, dass sie eine Wesentliche Nachteilige Auswirkung sowohl einzeln als auch in der Gesamtheit haben. Es gab keine Vorkommnisse und es existieren keine Umstände, die eine solche Maßnahme hervorrufen oder als Grundlage für eine solche Maßnahme dienen können. Weder CoinTracking LLC noch eines ihre Verbundenen Unternehmen noch, nach der Kenntnis von Crypto, CoinTracking LLC, eines ihre Vorstandsmitglieder oder sonstigen Managementmitglieder, ist Partei oder wird als Verantwortlicher in den Bestimmungen einer Anordnung, eines Erlasses, einer einstweiligen Verfügung, eines Urteils oder Beschlusses eines Gerichts oder einer Regierungsbehörde oder -stellen genannt (im Falle von Managementmitgliedern gilt dies nur, soweit CoinTracking LLC betroffen sind). Es gibt weder bevorstehende noch geplante Maßnahmen, Gerichtsstreitigkeiten, Verfahren oder Nachforschungen von oder gegen CoinTracking LLC oder der solche die CoinTracking LLC einleiten will.	7.4	Litigation. There shall be no Action pending or, to Crypto’s knowledge, currently threatened (i) against CoinTracking LLC or its Affiliates, or (ii) against any officer or director of CoinTracking LLC arising out of their employment or board relationship with CoinTracking LLC or its Affiliates; or (iii) that questions the validity this Agreement or the right of CoinTracking LLC to consummate the transactions contemplated hereby; or (iv) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Neither CoinTracking LLC nor any of its Affiliates nor, to the knowledge thereof, any of their respective officers or directors, shall be a party or shall be named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect CoinTracking LLC). There shall be no action, suit, proceeding or investigation by CoinTracking LLC pending or which CoinTracking LLC intends to initiate.

7.5	Einhaltung weiterer Vorschriften. CoinTracking LLC verletzt nicht und ist nicht im Verzug mit der Einhaltung (i) sämtlicher Bestimmungen ihrer maßgebenden Dokumente, (ii) sämtlicher Maßnahmen, Urteile, Anordnungen, Erlasse oder Beschlüsse, (iii) sämtliche Miet-, Pacht-, und Leasingverträge, Vereinbarungen, Verträge oder Bestellungen bei welchen sie Vertragspartei ist oder an die sie gebunden ist, oder (iv) sämtlicher gesetzliche Bestimmungen, Vorschriften oder Verordnungen, die für CoinTracking LLC anwendbar ist und deren Verletzung eine Wesentliche Nachteilige Auswirkung hätte. Die Durchführung, Übergabe und Erfüllung dieses Vertrages sowie der Vollzug der hierin vereinbarten Transaktionen führt weder zu einer solchen Verletzung, ist in Widerspruch gegen oder begründet, jetzt oder später und unabhängig von einer Mitteilung, (a) die Nichterfüllung einer solchen Regelung, Maßnahme, Urteil, Anordnung, Erlass, Beschluss, Vertrag oder Vereinbarung; oder (b) führt zu einem Pfandrecht, einer schuldrechtlichen oder dinglichen Belastung für einen Vermögenswert von CoinTracking LLC oder zur Aussetzung, Aufhebung, Verlust oder zur Nichtverlängerung sämtlicher wesentlicher Genehmigung oder Lizenz, die für CoinTracking LLC Anwendung findet.	7.5	Compliance with Other Instruments. CoinTracking LLC shall not be in violation or default (i) of any provisions of its operating agreement, (ii) of any instrument, judgment, order, writ or decree, (iii) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (iv) of any provision of federal or state statute, rule or regulation applicable to CoinTracking LLC, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of CoinTracking LLC or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to CoinTracking LLC.

7.6	Eigentum. Die Vermögenswerte und sämtliches Eigentum von CoinTracking LLC ist frei von sämtlichen Grundpfandrechten, Treuhandverträgen, Sicherungsrechten, Darlehen und Belastungen, mit Ausnahme laufender Steuerverpflichtungen, die aktuell noch nicht fällig und Belastungen und Sicherungsrechten, die sich aus dem gewöhnlichen Geschäftsbetrieb ergeben und die weder das Eigentum noch den Gebrauch des Eigentums oder der Vermögenswerte von CoinTracking LLC wesentlich beeinträchtigen.	7.6	Property. The property and assets that CoinTracking LLC owns shall be free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current Taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair CoinTracking LLC’s ownership or use of such property or assets.

7.7	Steuererklärungen und Zahlungen. Es gibt keine staatlichen, landesrechtlichen, kommunalen, lokalen oder ausländischen Steuerverpflichtungen von CoinTracking LLC, die fällig und zahlbar sind, aber nicht in der vorgegebenen Zeitperiode bezahlt wurden. Es gibt keine aufgelaufenen oder unbezahlten staatlichen, landesrechtlichen, kommunalen, lokalen oder ausländischen Steuerverpflichtungen von CoinTracking LLC, die fällig sind, unabhängig davon ob diese festgesetzt oder strittig sind. Kein Anspruch wurde von einer Steuerbehörde erhoben, in einem Zuständigkeitsgebiet in welchem CoinTracking LLC keine Steuererklärung abgegeben hat, sie aber in diesem Zuständigkeitsgebiet der Steuer unterliegt. Es gab weder Untersuchungen noch Prüfungen der Steuererklärungen oder Berichte durch eine zuständige staatliche, landesrechtliche, lokale oder ausländische staatliche Behörde.	7.7	Tax Returns and Payments. There shall be no federal, state, county, local or foreign Taxes due and payable by CoinTracking LLC which have not been timely paid. There shall be no accrued and unpaid federal, state, country, local or foreign Taxes of CoinTracking LLC which are due, whether or not assessed or disputed. No claim shall have been made by any taxing authority in any jurisdiction where CoinTracking LLC does not file Tax returns that it is, or may be, subject to Tax by that jurisdiction. There shall have been no examinations or audits of any Tax returns or reports by any applicable federal, state, local or foreign governmental agency.

7.8	Gesellschaftsdokumente. Die Gründungsdokumente und die Satzung von CoinTracking LLC wurde Herrn Kachel zur Verfügung gestellt. Die Herrn Kachel zur Verfügung gestellten Protokollbücher von CoinTracking LLC beinhalten Protokolle sämtlicher Versammlungen der Mitglieder sowie alle Maßnahmen, die aufgrund schriftlicher Zustimmung ohne die Abhaltung einer Versammlung der Mitglieder, durchgeführt wurden, seit der Gründung und spiegeln alle wesentlichen Aspekte sämtlicher Maßnahmen wider, auf die die Protokolle Bezug nehmen.	7.8	Corporate Documents. The Certificate of Formation and operating agreement of CoinTracking LLC shall have been provided to Mr. Kachel. The copy of the minute books of CoinTracking LLC provided to Mr. Kachel shall contain minutes of all meetings of members and all actions by written consent without a meeting by the members since the date of incorporation and accurately reflects in all material respects all actions by the members with respect to all transactions referred to in such minutes.

7.9	Offenlegung. Keine Zusicherung oder Garantie, die CoinTracking LLC nach diesem Vertrag abgibt, enthält eine unwahre Aussage über eine wesentliche Tatsache oder verschweigt eine wesentliche Tatsache, die notwendig ist, um die getätigte Aussage in die Umstände, aufgrund derer sie getätigt wurde, richtig einzuordnen.	7.9

Disclosure. No representation or warranty of CoinTracking LLC contained in this Agreement shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

8.	Zusicherungen und Garantien der Kachel Holding als Käufer der Crypto Aktien	8.	Representations and Warranties of Kachel Holding as the Purchaser of Crypto Shares

Kachel Holding garantiert hiermit Crypto im Wege eines selbständigen verschuldensunabhängigen Garantieversprechens im Sinne des § 311 Abs. 1 BGB, dass die folgenden Aussagen zum Zeitpunkt der Unterzeichnung dieses Vertrages und zum Closing (soweit nichts anderes in diesem Vertrag festgelegt ist) im Hinblick auf den Erwerb der Crypto Aktien richtig und vollständig sind.	Kachel Holding hereby represents and warrants to Crypto by way of independent promise of guarantee, irrespective of fault, in accordance with Section 311 para. 1 BGB (selbständiges verschuldensunabhängiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that, as of the Effective Date and as of the Closing, with respect to its acquisition of the Crypto Shares:

8.1	Ermächtigungen. Kachel Holding hat die Vollmacht und Befugnis diesen Vertrag abzuschließen. Dieser Vertrag stellt für die Kachel Holding eine wirksame und rechtlich bindende Verpflichtung dar, die gemäß den Vereinbarungen gegen sie vollstreckt werden kann, es sei denn die Vollstreckung ist beschränkt durch Insolvenz, Zahlungsunfähigkeit, Umstrukturierung, Zahlungsaufschub, betrügerische Übertragung oder andere allgemeine gesetzliche Vorschriften im Zusammenhang mit der Durchsetzung von Gläubigerrechten im Allgemeinen und beschränkt durch die gesetzlichen Vorschriften bezüglich Unterlassungsansprüchen oder ähnlichen Rechtsbehelfen.	8.1	Authorization. Kachel Holding has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Kachel Holding, will constitute valid and legally binding obligations of Kachel Holding, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

8.2	Kauf für eigene Rechnung. Dieser Vertrag wird im Vertrauen auf die Zusicherung von Kachel Holding gegenüber Crypto geschlossen, dass Kachel Holding die Crypto Aktien für das eigene Investment auf eigene Rechnung erwirbt und weder als Mittelsmann noch als Bevollmächtigter noch in der Absicht Teile hiervon zu verkaufen oder zu vertreiben und dass Kachel Holding derzeit nicht beabsichtigt die Aktien zu verkaufen, Beteiligungen zu gewähren oder die Aktien anderweitig zu veräußern. Mit Unterschrift unter diesem Vertrag sichert Kachel Holding zudem zu, dass Kachel Holding derzeit weder einen Vertrag, eine Verpflichtung, eine Vereinbarung oder eine sonstige Absprache mit einer anderen Person hat, um die Crypto Aktien an diese oder an einen Dritten zu verkaufen, zu übertragen oder Beteiligungen zu gewähren. Kachel Holding wurde nicht für den Zweck gegründet, um die Crypto Aktien zu erwerben.	8.2	Purchase Entirely for Own Account. This Agreement is made with Kachel Holding in reliance upon Kachel Holding’s representation to Crypto, which by Kachel Holding’s execution of this Agreement, Kachel Holding hereby confirms, that the Crypto Shares to be acquired by Kachel Holding will be acquired for investment for Kachel Holding’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Kachel Holding has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Kachel Holding further represents that Kachel Holding does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Crypto Shares. Kachel Holding has not been formed for the specific purpose of acquiring the Crypto Shares.

8.3	Erfahrener Anleger. Kachel Holding ist ein erfahrener Anleger aufgrund Einarbeitung und zahlreicher Investitionen der Kachel Holding selbst oder von Unternehmen, die die Kachel Holding kontrolliert. Die Kachel Holding ist sachkundig und erfahren in Finanz- und Geschäftsfragen und ist fähig die Vorteile und Risiken des Investments in die Crypto Aktien abzuschätzen, zudem ist sie fähig ihre eigenen Interessen im Zusammenhang mit dem Kauf der Crypto Aktien, sowohl alleine als auch zusammen mit den professionellen Beratern der Kachel Holding, zu schützen, die weder mit Crypto verbunden sind noch direkt oder indirekt von Crypto oder einem Verbundenen Unternehmen vergütet werden. Sämtliche Informationen über die Kachel Holding und die finanzielle Situation der Kachel Holding, die Herr Kachel Crypto zur Verfügung gestellt hat, sind richtig und vollständig.	8.3	Sophisticated Investor. Kachel Holding is a sophisticated investor by virtue of Kachel Holding’s education, training and numerous prior investments made on Kachel Holding’s own behalf or through entities which Kachel Holding controls. Kachel Holding is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of an investment in the Crypto Shares and has the capacity to protect Kachel Holding’s own interests in connection with the purchase of the Crypto Shares, either alone or in conjunction with Kachel Holding’s professional advisers, who are unaffiliated with and who are not compensated, directly or indirectly, by Crypto or any affiliate of Crypto. All information that Mr. Kachel has provided to Crypto concerning Kachel Holding and Kachel Holding’s financial position shall be correct and complete.

8.4	Offenlegung von Informationen. Die Kachel Holding hatte Gelegenheit das Geschäftsmodell, das Management, die finanziellen Fragen und die Bedingungen unter denen Crypto die Crypto Aktien anbietet, mit dem Management von Crypto zu besprechen und die Ausstattung von Crypto zu besichtigen. Das Gesagte beschränkt oder modifiziert jedoch nicht die Zusicherungen und Garantien, die Crypto nach diesem Vertrag gibt oder das Recht, dass Kachel Holding sich hierauf berufen darf.	8.4	Disclosure of Information. Kachel Holding has had an opportunity to discuss Crypto’s business, management, financial affairs and the terms and conditions of the offering of the Crypto Shares with Crypto’s management and has had an opportunity to review Crypto’s facilities. The foregoing, however, does not limit or modify the representations and warranties of Crypto contained in this Agreement or the right of Kachel Holding to rely thereon.

8.5	Beschränkte Schuldverschreibungen. Die Kachel Holding hat zur Kenntnis genommen, dass die Crypto Aktien nicht unter dem Securities Act registriert sind und auch nicht registriert werden, aufgrund einer spezifischen Ausnahme in den Registrierungsbestimmung des Securities Act, die, neben anderen Argumenten, von dem bona fide Charakter der Investmentabsicht und der Richtigkeit der in diesem Vertrag zum Ausdruck gebrachten Absicht von Kachel Holding, abhängen. Kachel Holding hat zur Kenntnis genommen, dass die Crypto Aktien “beschränkte Schuldverschreibungen” unter anwendbaren US Bundes- und Landesrecht sind und, dass, gemäß dieser Gesetze, die Kachel Holding verpflichtet ist die Crypto Aktien auf unbestimmte Zeit zu halten, es sei denn die Crypto Aktien werden von der “Securities and Exchange Commission” registriert und werden durch staatliche Behörden zertifiziert oder eine Ausnahme von der Registrierung und Qualifizierung greift ein. Die Kachel Holding bestätigt, dass Crypto keine Verpflichtung trifft die Crypto Aktien für den Weiterverkauf zu registrieren oder zu zertifizieren. Die Kachel Holding bestätigt zudem, dass für den Fall, dass eine Ausnahme von der Registrierung und Qualifizierung eingreift, diese unter zahlreiche Bedingung gestellt sein kann, beispielsweise Zeitpunkt und Form des Verkaufs, Halteperiode für die Crypto Aktien, sowie weitere Bedingungen im Hinblick auf Crypto, die außerhalb des Einwirkungsbereichs der Kachel Holding liegen, und für die keine Verpflichtung für Crypto besteht diese zu erfüllen und die Crypto gegebenenfalls nicht erfüllen kann.	8.5	Restricted Securities. Kachel Holding understands that the Crypto Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Kachel Holding’s representations as expressed herein. Kachel Holding understands that the Crypto Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Kachel Holding must hold the Crypto Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Kachel Holding acknowledges that Crypto has no obligation to register or qualify the Crypto Shares for resale. Kachel Holding further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Crypto Shares, and on requirements relating to Crypto which are outside of Kachel Holding’s control, and which Crypto is under no obligation and may not be able to satisfy.

8.6	Hinweis. Die Kachel Holding hat zur Kenntnis genommen, dass die Crypto Aktien und sämtliche Sicherheiten, die im Hinblick auf oder im Austausch gegen Crypto Aktien gegeben wurden, vollständig oder zum Teil unter die folgende Angabe fallen:	8.6	Legends. Kachel Holding understands that the Crypto Shares and any securities issued in respect of or exchange for the Crypto Shares, may be notated with one or all of the following legend:

	“DIE HIERDURCH VERBRIEFTEN ANTEILE WURDEN NICHT NACH DEM SECURITIES ACT OF 1933 REGISTRIERT UND FÜR INVESTITIONSZWECKE UND NICHT IM HINBLICK AUF ODER IM ZUSAMMENHANG MIT IHREM VERKAUF ODER VERTRIEB ERWORBEN. ES DARF KEINE SOLCHE ÜBERTRAGUNG OHNE EINE ANGABE ÜBER EINE SOLCHE REGISTRIERUNG ODER EIN ANWALTLICHES GUTACHTEN IN EINER FÜR CRYPTO COMPANY ZUFRIEDENSTELLENDEN FORM, WONACH EINE SOLCHE REGISTRIERUNG NICHT UNTER DEM SECURITIES ACT VON 1933 ERFORDERLICH IST.”		“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CRYPTO COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

8.7	Zugelassener Anleger. Die Kachel Holding ist ein zugelassener Anleger gemäß Rule 501(a) der Regulation D veröffentlicht unter dem Securities Act.	8.7	Accredited Investor. Kachel Holding is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

8.8	Keine Generelle Ausschreibung. Weder die Kachel Holding, noch ihre Geschäftsführer, Arbeitnehmer, Bevollmächtigte, Gesellschafter oder Partner waren direkt oder indirekt, weder durch einen Makler oder Ähnliches (a) an einer generellen Ausschreibung beteiligt, oder (b) haben Werbung im Zusammenhang mit dem Angebot und Kauf von Crypto Aktien veröffentlicht.	8.8

No General Solicitation. Neither Kachel Holding, nor any of its managing directors, employees, agents, shareholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Crypto Shares.

9.	Bedingungen für die Verpflichtung des Verkäufers zum Closing	9.	Conditions to the Obligations of the Seller at Closing

Die Verpflichtungen der Kachel Holding im Hinblick auf die Übertragung der Beteiligung an den Käufer zum Closing unterliegen der Erfüllung der folgenden Bedingungen vor oder am Closing, es sei denn es wird auf die Erfüllung anderweitig verzichtet:	The obligations of Kachel Holding to transfer the Equity Interests to Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

9.1	Gründung des Käufers. Die CoinTracking LLC ist ein nach Recht des Staates Nevada ordnungsgemäß anerkanntes, bestehendes und zuverlässig geführtes Unternehmen.	9.1	Formation of Purchaser. CoinTracking shall be a duly organized and validly existing limited liability company in good standing under the laws of the State of Nevada.

9.2	Zusicherungen und Garantien.	9.2	Representations and Warranties.

(a)	Die Zusicherungen und Garantien, die Crypto in Ziffer 6 abgibt, sind beim Abschluss dieses Vertrages in allen Aspekten wahrheitsgetreu.	(a)	The representations and warranties of Crypto contained in Section 6 shall be true and correct in all respects as of the Effective Date.

(b)	Die Zusicherungen, die Crypto in Ziffer 7 abgibt, sind zum Closing in allen Aspekten wahrheitsgetreu.	(b)	The representations of Crypto with respect to Purchaser contained in Section 7 shall be true and correct in all respects as of the Closing.

9.3	Erfüllung. Crypto wird zum Closing alle Zusicherungen, Vereinbarungen, Verpflichtungen und Bedingungen nach diesem Vertrag, die von Crypto eingehalten werden müssen, eingehalten und durchgeführt haben.	9.3	Performance. Crypto shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Crypto on or before the Closing.

9.4	Freigaben. Sämtliche Freigaben, Zustimmungen oder Genehmigungen, soweit diese erforderlich sind, der staatlichen Behörden oder der Aufsichtsbehörde der Vereinigten Staaten oder einem sonstigen Staat, die im Zusammenhang mit der Zeichnung und dem Verkauf der Crypto Aktien nach diesem Vertrag erforderlich sind, werden bis zum Closing wirksam vorliegen.	9.4	Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Crypto Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

9.5	Officer´s Certificate. Ein Zertifikat, das von einem wirksam bestellten Vorstandsmitglied von Crypto ausgestellt wird und die Erfüllung der Ziffern 9.1 bis 9.4 zum Closing bescheinigt.	9.5	Officer’s Certificate. A certificate executed by a duly appointed officer of Crypto, certifying the satisfaction by Crypto of Sections 9.1 through 9.4 as of the Closing.

9.6	Geschäftsführerdienstvertrag. Herr Kachel und die GmbH haben mit Zustimmung des Käufers einen Geschäftsführerdienstvertrag abgeschlossen. Herr Kachel wird sicherstellen, dass keine Änderungen dieses Geschäftsführerdienstvertrages ohne die vorherige Zustimmung des Käufers vorgenommen werden.	9.6

Managing Director Agreement. Mr. Kachel and the GmbH have entered into a managing director´s service agreement. Mr Kachel shall procure that no changes are made to the Managing Director Agreement without Purchaser´s prior written consent.

10.	Bedingungen für die Verpflichtung des Käufers zum Closing	10.	Conditions to the Obligations of Purchaser at Closing

Die Verpflichtung des Käufers, den Kaufpreis an die Kachel Holding gemäß Ziffer 1.5 zu übermitteln, unterliegt der Erfüllung der folgenden Bedingungen vor oder am Closing, es sei denn es wird auf die Erfüllung anderweitig verzichtet:	The obligations of Crypto to deliver the Purchase Price to Kachel Holding as set forth in Section 1.6(b) are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

10.1	Gründung der Kachel Holding und der GmbH. Sowohl die Kachel Holding als auch die GmbH sind nach deutschem Recht ordnungsgemäß anerkannte, bestehende und zuverlässig geführte Unternehmen.	10.1	Formation of Kachel Holding and the GmbH. Each of Kachel Holding and the GmbH shall be a duly organized and validly existing GmbH in good standing under the laws of Germany.

10.2	Übertragung der CoinTracking Vermögenswerte und der Verbindlichkeiten auf die GmbH. Die CoinTracking Vermögenswerte und die Verbindlichkeiten gemäß Anlage 1 wurden an die GmbH übertragen, entweder aufgrund gesetzlicher Vorschriften oder anderweitig, frei von sämtlichen Pfandrechten, Treuhandverträgen, Sicherungsrechten, Darlehen und dinglichen Belastungen sowie weiteren Steuerverpflichtungen einer Partei. Der Kassenbestand, sowie Äquivalente hierzu und sonstiges Kapital der GmbH, das zum Abschluss dieses Vertrages vorhanden war, soll bis zum Closing erhalten bleiben, es sei denn es wird für vernünftige Betriebskosten aufgewendet.	10.2	Transfer of CoinTracking Assets and Liabilities to the GmbH. The CoinTracking Assets and Liabilities as set forth on Schedule 1, respectively, hereto shall have been transferred to the GmbH, either by operation of law or otherwise, free and clear of all mortgages, deeds of trust, liens, loans and encumbrances and without any further obligation or Tax liability on the part of any Party. All cash, cash equivalents and any other capital of the GmbH existing as of the Effective Date, shall be held by the GmbH as of the Closing, less any reasonable operating expenses.

10.3	Zusicherungen und Garantien.	10.3	Representations and Warranties.

(a)	Die Zusicherungen und Garantien von Herrn Kachel in Ziffer 2 sind in allen Aspekten zum Abschluss dieses Vertrages wahrheitsgetreu.	(a)	The representations and warranties of Mr. Kachel contained in Section 2 shall be true and correct in all respects as of the Effective Date.

(b)	Die Zusicherungen und Garantien von Herrn Kachel im Hinblick auf die Kachel Holding und die GmbH in Ziffer 2 sind in allen Aspekten zum Closing wahrheitsgetreu.	(b)	The representations and warranties of Mr. Kachel with respect to Kachel Holding and the GmbH contained in Section 2 shall be true and correct in all respects as of the Closing.

10.4	Erfüllung. Herr Kachel wird zum Closing alle Zusicherungen, Vereinbarungen, Verpflichtungen und Bedingungen nach diesem Vertrag, die von ihm eingehalten werden müssen, eingehalten und durchgeführt haben.	10.4	Performance. Mr. Kachel shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

10.5	Freigaben. Sämtliche Freigaben, Zustimmungen oder Genehmigungen, soweit diese erforderlich sind, der staatlichen Behörden oder der Aufsichtsbehörde der Vereinigten Staaten, Deutschlands oder einem sonstigen Staat, die im Zusammenhang mit der wirksamen Übertragung der Beteiligung nach diesem Vertrag erforderlich sind, werden bis zum Closing wirksam vorliegen.	10.5	Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States, Germany or of any other state that are required in connection with the lawful transfer of the Equity Interests pursuant to this Agreement shall be obtained and effective as of the Closing.

10.6	Officer´s Certificate. Ein Zertifikat, das von Herrn Kachel, der Kachel Holding und der GmbH ausgestellt wird und die Erfüllung der Ziffern 10.1 bis 10.5 zum Closing bescheinigt.	10.6	Officer’s Certificate. A certificate executed by Mr. Kachel, Kachel Holding or the GmbH, certifying the satisfaction by Mr. Kachel, of Sections 10.1 through 10.5 as of the Closing.
11.	Verpflichtungen von Herrn Kachel	11.	Covenants of Mr. Kachel

11.1	Die GmbH wird die Geschäftstätigkeit im üblichen Geschäftsbetrieb weiter führen, einschließlich wirtschaftlich angemessener Anstrengungen, um die CoinTracking Vermögenswerte in ordnungsgemäßem Zustand zu erhalten und sämtlich in diesem Zusammenhang signifikanten Beziehungen zu Dritten, es sei denn Crypto stimmt einer Abweichung hiervon schriftlich zu (wobei die Zustimmung nicht unangemessen vorenthalten, verspätet oder unter Bedingungen gestellt werden soll), oder es nach anwendbaren Recht zwingend notwendig ist oder ausdrücklich in diesem Vertrag anders vereinbart wurde und zwar ab dem Abschluss dieses Vertrages entweder (i) beim Closing, oder (ii) bei Beendigung dieses Vertrages gemäß Ziffer 12 (die “Zeitraum vor dem Closing”), je nachdem welches Ereignis früher eintritt.	11.1	Unless Crypto consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as expressly required by applicable law or expressly contemplated by this Agreement, from and after the Effective Date until the earlier of (i) the Closing, or (ii) the termination of this Agreement pursuant to Section 12 (the “Pre-Closing Period”), GmbH shall conduct its business in its ordinary course, including using commercially reasonable efforts to preserve and maintain intact the CoinTracking Assets and any significant third party relationships therewith.

11.2	Ohne das zuvor in Ziffer 11.1 Gesagte einzuschränken, darf Herr Kachel innerhalb des Zeitraums vor dem Closing keine der folgende Maßnahmen vornehmen, es sei denn der Käufer stimmt einer Abweichung hiervon schriftlich zu (wobei die Zustimmung nicht unangemessen vorenthalten, verspätet oder unter Bedingungen gestellt werden soll), oder es ist nach anwendbaren Recht zwingend notwendig oder ausdrücklich in diesem Vertrag anders vereinbart:	11.2	Without limiting the generality of Section 11.1, unless Purchaser consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as expressly required by applicable law or expressly contemplated by this Agreement, during the Pre-Closing Period, Mr. Kachel shall not take any of the following actions:

(a)	die (1) Beteiligung oder (2) sämtliche CoinTracking Vermögenswerte dürfen weder übertragen, verkauft, abgetreten, lizensiert, unterlizensiert noch verpachtet werden, es dürfen keine “Sale-and-Lease-Back” Vereinbarungen (oder ähnliche Vereinbarungen) abgeschlossen werden noch dürfen Pfandrechte oder Belastungen eingegangen oder beseitigt werden;	(a)	transfer, sell, assign, lease, sublease, enter into any sale lease back (or similar arrangement), license, sublicense, pledge or otherwise convey or dispose of or create any liens or encumbrances on (1) the Equity Interests or (2) any of the CoinTracking Assets;

(b)	es darf keine Verschuldung aufgenommen werden oder darf eine Finanzierungsvereinbarung oder eine Garantieregelungen abgeschlossen werden, einschließlich einer Verschuldung im Namen und auf Rechnung der GmbH oder der Kachel Holding, außer es ist im Rahmen des normalen Geschäftsbetriebs geboten;	(b)	incur any indebtedness or enter into any financing or guarantee arrangement, including indebtedness on behalf of the GmbH or Kachel Holding, other than in the ordinary course of business;

(c)	zahlbare wichtige Rechnungen oder eine andere wichtige Verbindlichkeiten des CoinTracking Business nicht rechtzeitig zu bezahlen oder zu erfüllen (einschließlich der Zeitplanung solcher Zahlungen);	(c)	fail to pay or satisfy when due any material account payable or other material liability of the CoinTracking Business (including the timing of such payments);

(d)	keine Verpflichtung hinsichtlich von Investitionen einzugehen für die die GmbH verantwortlich ist;	(d)	make any commitment for capital expenditures for which the GmbH shall be liable;

(e)	die Coin Tracking Immaterialgüter aufgeben, stornieren, nicht aufrechterhalten oder anderweitig zuzulassen, dass diese verfallen oder erlöschen;	(e)	abandon, cancel, fail to maintain or otherwise allow to lapse or expire any CoinTracking Intellectual Property; or

(f)	Vereinbarungen, egal ob schriftlich oder mündlich, abzuschließen, aus denen Herrn Kachel, der Kachel Holding oder der GmbH Verpflichtung erwachsen, die zu einer Wesentlichen Nachteiligen Auswirkungen hinsichtlich dieses Vertrages oder der Verpflichtung der Parteien aus diesem Vertrag führen können.	(f)

enter into any agreements, written or verbal, which give rise to obligations of Mr. Kachel, Kachel Holding or the GmbH that would conflict with or have a Material Adverse Effect on the transactions contemplated by this Agreement or the obligations of the parties hereunder.

12.	Rücktritt	12.	Termination

12.1	Rücktrittsrechte	12.1	Events of Termination.

(a)	Dieser Vertrag wird automatisch mit Wirkung für alle Parteien mit Zugang der schriftlichen Mitteilung über den Rücktritt von Crypto an Herrn Kachel, die im alleinigen Ermessen von Crypto liegt für den Fall, dass die Umstrukturierung bis zum 31. Januar 2018 nicht in das Handelsregister eingetragen ist unabhängig davon aus welchem Grund diese Situation eingetreten ist, sofort unwirksam.	(a)	This Agreement shall automatically terminate with effect for all Parties and be of no further force or effect, upon delivery of written notice of termination from Crypto to Mr. Kachel, in Crypto’s sole and absolute discretion, if, for any reason, any part of the Restructuring is not entered into the German commercial register on or before January 31, 2018.

(b)	Da die Due Diligence über die GmbH und das CoinTracking Business noch nicht vor dem Abschluss dieses Vertrags abgeschlossen wurde, vereinbaren die Parteien, dass dem Käufer ein Recht zum Rücktritt von diesem Vertrag mit Wirkung für alle Parteien vor Closing durch Mitteilung an den Verkäufer zusteht, wenn der Käufer zwischen Abschluss dieses Vertrags und Closing Kenntnis von Tatsachen oder Umständen erhält, die nach Ansicht eines vernünftigen Käufers zu einer wesentlich nachteiligen Neueinschätzung der in diesem Vertrag vorgesehenen Rechtsgeschäfte führt.	(b)	As Purchaser’s due diligence of the GmbH and the CoinTracking Business has not been finalized prior to the Effective Date the Parties agree that Purchaser shall be entitled to terminate this Agreement prior to Closing with effect for all Parties by submitting a notice to Seller in the event that, between the Effective Date and Closing, Purchaser obtains knowledge of any facts or circumstances which, in the view of a reasonable purchaser, lead to a significantly negative reassessment of the transactions contemplated in this Agreement.

12.2	Rückgewähr des Kaufpreises. Für den Fall, dass dieser Vertrag und die hierin enthaltenen Transaktionen gemäß Ziffer 12.1 endet, wird der Kaufpreis in voller Höhe innerhalb von drei (3) Geschäftstagen nach der Rücktrittsmitteilung an Herrn Kachel an Crypto zurück gewährt.	12.2	Return of Purchase Price. In the event this Agreement and the transactions contemplated hereby are terminated pursuant to Section 12.1, above, the Purchase Price shall be returned to Crypto, in full, no less than three (3) Business Days following Crypto’s delivery of notice of termination to Mr. Kachel.

12.3	Weitere Auswirkungen des Rücktritts. Im Falle der Beendigung dieses Vertrages nach Ziffer 12.1, enden alle weiteren Verpflichtung der Parteien nach diesem Vertrag, außer der Bestimmungen nach Ziffer 13; diese bleiben auch bei Beendigung des Vertrages bestehen. Wird dieser Vertrag aufgrund des Verstoßes einer Partei gegen diesen Vertrag von der anderen Partei beendigt, so bleiben alle Rechte der zurücktretenden Partei, die Rechtsbehelfe auszuüben, bestehen. Satz 2 dieser Ziffer 12.3 gilt auch dann, wenn die zurücktretende Partei ihre Verpflichtung nach diesem Vertrag nicht erfüllen konnte, weil die andere Partei ihren Verpflichtungen nach diesem Vertrag nicht nachgekommen ist, es sei denn die zurücktretende Partei durfte die Erfüllung ihrer Verpflichtung nicht von der Erfüllung der Verpflichtung der anderen Partei abhängig machen.	12.3	Further Effects of Termination. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties under this Agreement will terminate, except that the provisions of Section 13 will survive the termination. However, if this Agreement is terminated by a Party because of a breach of this Agreement by another Party, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. Sentence 2 of this Section 12.3 shall also apply if this Agreement is terminated by a Party because the terminating Party has not satisfied its obligations under this Agreement as a result of another Party’s failure to comply with its obligation under this Agreement, unless the terminating Party was not permitted under this Agreement to make the satisfaction of its own obligations contingent upon the satisfaction of the other Party’s obligations.

13.	Sonstiges	13.	Miscellaneous

13.1	Freistellung.	13.1	Indemnification.

(a)	Jede Partei (einzeln die “Freistellende Partei”) soll die jeweils andere Partei sowie ihre jeweiligen Verbundenen Unternehmen und ihre jeweiligen Vorstandsmitglieder und Mitglieder des Managements, Treuhänder, Bevollmächtigten, Vertreter, Arbeitnehmer, Aktionäre, Mitglieder, Manager, Partner und herrschende Personen (einzeln die “Freizustellende Partei”) gegen sämtliche Verluste (wie nachstehend definiert) im Zusammenhang mit sämtlichen rechtlichen, administrativen oder anderen Maßnahmen (einschließlich Maßnahmen, die von einer Partei erhoben wurden), Verhandlungen oder Nachforschungen (unabhängig davon ob diese formeller oder informeller Natur sind) oder schriftlicher Drohungen, die im Zusammenhang mit einer Falschdarstellung oder einer Verletzung einer Zusicherung, Garantie, Vereinbarung oder einem Vertrag durch die Freistellende Partei entstanden sind, freistellen, schützen, entschädigen und schadlos halten	(a)	Each Party (each, an “Indemnifying Party”) shall indemnify, defend, reimburse and hold harmless the other Parties and their respective affiliates and their respective officers, directors, trustees, agents, representatives, employees, stockholders, members, managers, partners and controlling Persons (each, an “Indemnified Party”) against any and all Losses (as hereinafter defined) arising out of or relating to any legal, administrative or other actions (including actions brought by any Party), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, resulting from, relating to or arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement by the Indemnifying Party in this Agreement.

(b)	Im Zusammenhang mit der Verpflichtung der Freistellenden Partei von Kosten freizustellen gemäß Ziffer 13.1(a), soll die Freistellende Partei die Freizustellende Partei hinsichtlich aller Kosten (einschließlich aller zumutbaren Ausgaben für Nachforschungen und zumutbaren Gebühren der Berater in Verbindung mit Forderungen, Maßnahmen, Rechtsstreitigkeiten und Verfahren), soweit diese der Freizustellenden Partei entstanden sind. “Verluste” meint sämtliche Verluste, Forderungen (einschließlich Ansprüche Dritter), Schäden, Kosten (einschließlich aller zumutbaren Honorarkosten, Auslagen und anderer Gebühren der Berater, die der Freizustellenden Partei im Zusammenhang mit einer Forderung, Maßnahmen, Rechtsstreitigkeit oder Verfahren entstanden sind, einschließlich sämtlicher Maßnahmen zwischen der Freizustellenden Partei und der Freistellenden Partei sowie der Freizustellenden Partei und Dritten), oder andere Verbindlichkeiten, die im Zusammenhang mit einer Falschdarstellung oder einer Verletzung einer Zusicherung, Garantie, Vereinbarung oder einem Vertrag durch die Freistellende Partei entstanden sind.	(b)	In connection with the obligation of the Indemnifying Party to indemnify for expenses as set forth in Section 13.1(a) above, the Indemnifying Party shall reimburse each Indemnified Party for all such expenses (including reasonable expenses of investigation and reasonable fees, disbursements and other charges of counsel in connection with any claim, action, suit or proceeding) as they are incurred by such Indemnified Party. “Losses” means all losses, claims (including any claim by a third party), damages, expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Indemnified Party in connection with any claim, action, suit or proceeding, including any action between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and any third party) or other liabilities resulting from, relating to or arising out of any misrepresentation or breach of any representation, warranty, covenant or agreement by the Indemnifying Party in this Agreement.

13.2	Kenntnis. Die Haftung einer Partei für den Verstoß gegen eine Zusicherung oder Garantie, die von einer Partei gegeben wurde, soll nur ausgeschlossen sein, wenn und soweit die Tatsachen und Umstände, die zum dem Verstoß geführt haben, ausdrücklich in diesem Vertrag, einschließlich der Anlagen, offengelegt wurden. Im Übrigen gilt, dass § 442 BGB ausgeschlossen ist.	13.2	Knowledge. The liability of a Party for a breach of a representation and warranty given by such Party shall only be excluded if, and to the extent that, the facts and circumstances giving rise to such breach have been specifically disclosed in this Agreement, including its Schedules. For the rest, Section 442 BGB shall be excluded.

13.3	Gebühren, Kosten.	13.3	Fees, Costs.

(a)	Die Kosten der Beurkundung dieses Vertrags trägt der Käufer.	(a)	The fees for the notarization of this Agreement shall be borne by Purchaser.

(b)	Jede Partei trägt ihre eigenen Kosten und Auslagen im Zusammenhang mit der Vorbereitung, Unterzeichnung und Durchführung dieses Vertrags, einschließlich der Honorare und Gebühren ihrer Berater.	(b)	Each Party shall bear its own costs and expenses in connection with the preparation, execution, and consummation of this Agreement, including the professional fees and charges of its advisors.

13.4	Garantiegeber des Verkäufers. Herr Kachel garantiert hiermit dem Käufer unbedingt und unwiderruflich die pünktliche und vertragsgemäße Erfüllung aller Verpflichtungen des Verkäufers nach diesem Vertrag. Herr Kachel verzichtet auf alle etwaigen ihm zustehenden Rechte, vom Käufer zu verlangen, dass dieser zunächst gegen den Verkäufer vorgehe, oder von diesem Zahlung verlange, so dass im Verhältnis zwischen Käufer und Herrn Kachel letzterer gesamtschuldnerisch mit dem Verkäufer haftet. Satz 2 gilt nur wenn und soweit Kachel Holding bis zum Verjährungseintritt Ausschüttungen oder Zahlungen tätigt.	13.4	Seller’s Guarantor. Mr. Kachel hereby unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance of all obligations of the Seller under this Agreement. Mr. Kachel hereby waives any rights which he may have to require Purchaser to proceed first against, or claim payment from, the Seller to the intent that as between Purchaser and Mr. Kachel the latter shall be liable as principal debtor as if it had entered into the undertaking jointly and severally with the Seller. Sentence 2 only apples if, and to the extent that, Kachel Holding has made any distributions or payments prior to the expiry of the limitation period.

13.5	Rechtsnachfolger und Abtretungsempfänger. Die Bestimmungen dieses Vertrages gelten auch für die jeweiligen Rechtsnachfolger und Abtretungsempfänger der Parteien. Keine Regelung in diesem Vertrag ist dazu bestimmt, weder ausdrücklich noch konkludent, auf eine andere als die hier ausgewiesenen Parteien übertragen zu werden und Rechte, Rechtsbehelfe, Verpflichtungen oder Verbindlichkeiten nach diesem oder resultierend aus diesem Vertrag abzutreten, außer es ist in diesem Vertrag ausdrücklich vorgesehen.	13.5	Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

13.6	Anwendbares Recht. Jede Partei bestätigt hiermit ihr Verständnis, dass dieser Vertrag deutschem Sachrecht unter Ausschluss des Übereinkommens der Vereinten Nationen über Verträge über den internationalen Warenverkauf (CISG) unterliegt.	13.6	Governing Law. Each Party hereby confirms its understanding that this Agreement is governed by, and construed in accordance with, the substantive laws of Germany (deutsches Sachrecht) under exclusion of the United Nations Convention on Contracts for the International Sale of Goods (CISG).

13.7	Schiedsgerichtsbarkeit. Sämtliche Streitigkeiten, die im Zusammenhang mit diesem Vertrag entstehen, einschließlich der Wirksamkeit dieses Vertrags und Ziffer 6.9, sollen ausschließlich und final durch drei Schiedsrichter gemäß der Schiedsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. ohne Rückgriff auf die ordentliche Gerichtsbarkeit geklärt werden. Der Ort der Schiedsgerichtsbarkeit soll München sein. Die materiellen und verfahrensrechtlichen Vorschriften des deutschen Rechts sollen Anwendung finden, solange und soweit sie nicht im Konflikt mit der Schiedsordnung der Deutschen Institution für Schiedsgerichtsbarkeit e.V. stehen. Der Schiedsgerichtsprozess soll in Deutscher Sprache geführt werden, vorbehaltlich, dass Beweismittel in englischer und deutscher Sprache vorgelegt werden. Für den Fall, dass zwingendes anwendbares Recht die Entscheidung einer Sache im Kontext mit diesem Vertrag vor der ordentlichen Gerichtsbarkeit erfordert, soll das Landgericht München I ausschließlich zuständig sein.	13.7	Arbitration. Any dispute arising out of or in connection with Agreement, including its validity and this Section 13.7, shall be exclusively and finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the ordinary courts of law. The place of arbitration shall be Munich. The substantive and procedural laws of Germany shall be applicable to the arbitral proceeding to the extent not conflicting with the Arbitration Rules of the German Institution of Arbitration e.V. The language of the arbitral proceedings shall be German with the proviso that evidence may be submitted in English or German language. In the event that mandatory Applicable Law requires any matter arising out of or in connection with this Agreement to be decided upon by an ordinary court of law, the district court of Munich (Landgericht München I) shall have the exclusive jurisdiction.

13.8	Zustimmungen. Herr Kachel als alleiniger Gesellschafter des Verkäufers genehmigt hiermit den Verkauf und die Abtretung der Beteiligung.	13.8	Approvals. Mr. Kachel as the sole shareholder of the Seller hereby approves the sale and transfer of the Equity Interests.

13.9	Vertraulichkeit.	13.9	Confidentiality.

(a)	Die Parteien werden (i) alle Informationen, die sie über diesen Vertrag, die in ihm behandelten Transaktionen und die jeweiligen anderen Parteien und deren Verbundenen Unternehmen im Zusammenhang mit Verhandlung und Abschluss dieses Vertrags erhalten haben streng vertraulich behandeln; (ii) alle vernünftigerweise möglichen Maßnahmen ergreifen, um Zugang Dritter zu diesen Informationen zu verhindern; und (iii) diese vertraulichen Informationen für sich oder andere verwenden; dies gilt in jedem der Fälle (i) bis (iii) nicht, soweit (a) die betreffenden Tatsachen oder Umstände öffentlich bekannt sind; (b) diese Tatsachen oder Umstände ohne eine Verletzung der in dieser Ziffer enthaltenen Vertraulichkeitspflicht oder einer anderen Vertraulichkeitspflicht öffentlich bekannt werden; (c) die Offenlegung dieser Tatsachen oder Umstände nach geltendem Recht erforderlich ist; oder (d) die Offenlegung dieser Tatsachen oder Umstände nach geltenden Kapitalmarktregularien oder -praktiken oder im Zusammenhang mit Finanzierungserfordernissen des Käufers erforderlich ist. Dem Käufer ist insbesondere gestattet, eine Kopie dieses Vertrags bei Behörden einzureichen und den Inhalt dieses Vertrags in seinen Jahresabschlüssen offen zu legen. Crypto ist gestattet, bestimmte Inhalte dieses Vertrags seinen Organen und Mitarbeitern offen zu legen.	(a)	The Parties shall (i) keep strictly confidential any information which they have obtained in connection with the negotiation and execution of this Agreement with respect to this Agreement, the transactions contemplated under this Agreement, and the respective other Parties and their affiliates; (ii) use reasonable best efforts to prevent any access by third parties to such information; and (iii) not use such confidential information for themselves or for any third party, in each case of (i) through (iii) except if, and to the extent that, (a) the relevant facts or circumstances are publicly known; (b) such facts or circumstances become publicly known without any violation of the confidentiality obligations contained in this Section or any other obligation of confidentiality; (c) the disclosure of such facts or circumstances is required by applicable law; or (d) the disclosure of such facts or circumstances is necessary under capital markets regulations or practices or in connection with financing requirements of Purchaser. In particular, Purchaser shall be authorized to file a copy of this Agreement with any governmental authorities and to disclose the content of this Agreement in its financial statements. Crypto shall be allowed to disclose certain elements of this Agreement to directors and employees.

(b)	Dem Käufer und seinen verbundenen Unternehmen ist gestattet, die Transaktion nach Beurkundung durch Veröffentlichung einer Pressemitteilung publik zu machen.	(b)	Purchaser and Purchaser’s affiliates are permitted to make the Transaction public after Signing by publishing a press release.

13.10	Mitteilungen.	13.10	Notices.

	Alle Mitteilungen und sonstige Kommunikation im Hinblick auf diesen Vertrag hat in Textform i.S.d. § 126b BGB zu erfolgen und ist an die betreffende Partei an ihre untenstehende Anschrift zu richten oder an diejenige E-Mail Adresse, Faxnummer oder Anschrift, die in der Folge durch Mitteilung nach dieser Ziffer 13.10 bekannt gegeben wird. Mitteilungen an die Parteien haben an folgende Anschriften zu gehen:		All notices and other communications given or made pursuant to this Agreement shall be in text form (Textform within the meaning of Section 126b BGB) and shall be sent to the respective Parties at their address as set forth below, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 13.10. Notice sent to the Parties shall be sent to the following address:

Falls an Crypto:	If to Crypto:
The Crypto Company 23805 Stuart Ranch Road, Suite 235 Malibu, CA 90265 USA Attn: Chief Executive Officer Fax: [●] E-Mail: [●]	The Crypto Company 23805 Stuart Ranch Road, Suite 235 Malibu, CA 90265 USA Attn: Chief Executive Officer Fax: [●] E-Mail: [●]

Mit einer Kopie an:	With a copy to:
Drinker Biddle & Reath LLP 1800 Century Park East, Ste 1500 Los Angeles, CA 90067 USA Attn: Alan A. Lanis, Jr. Fax: [●] E-Mail: [●]	Drinker Biddle & Reath LLP 1800 Century Park East, Ste 1500 Los Angeles, CA 90067 USA Attn: Alan A. Lanis, Jr. Fax: [●] E-Mail: [●]

Falls an Herrn Kachel oder den Verkäufer:	If to Mr. Kachel or the Seller:
c/o Kachel Lautensackstr. 32 80687 München Deutschland Fax: [●] E-Mail: [●]	c/o Kachel Lautensackstr. 32 80687 Munich Germany Fax: [●] E-Mail: [●]

Mit einer Kopie an:	With a copy to:
Braun Völkl Partner Kopernikusstr. 9 81679 München Deutschland/Germany Attn: Günter Völkl Fax: [●] E-Mail: [●]	Braun Völkl Partner Kopernikusstr. 9 81679 Munich Deutschland/Germany Attn: Günter Völkl Fax: [●] E-Mail: [●]

Der Erhalt von Kopien von Mitteilungen unter diesem Vertrag durch den Berater einer Partei gilt nicht als Erhalt der Mitteilung durch die betreffende Partei selbst und ersetzt eine solche nicht.	The receipt of copies of Notices hereunder by a Party’s advisor shall not constitute or substitute the receipt of such Notices by the respective Party itself.

13.11	Änderungen. Alle Änderungen, Ergänzungen oder Aufhebungen von diesem Vertrag, einschließlich dieser Ziffer 13.11, bedürfen zu ihrer Wirksamkeit der Schriftform, soweit nicht geltendes Recht eine strengere Form (z.B. Beurkundung) vorschreibt.	13.11	Amendments. Any amendment, supplementation, or suspension of this Agreement, including of this Section 13.11, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

13.12	Salvatorische Klausel. Soweit eine in diesem Vertrag enthaltene oder später in ihn eingefügte Regelung ganz oder teilweise unwirksam ist oder wird oder eine Lücke in diesem Vertrag zutage tritt, beeinträchtigt dies nicht die Wirksamkeit seiner übrigen Bestimmungen Es ist der ausdrückliche Wille der Parteien, dass die übrigen Regelungen dieses Vertrags in jedem Fall wirksam bleiben und damit die Anwendung von § 139 BGB insgesamt abbedungen wird. Anstellt der unwirksamen Regelungen, oder um die Vertragslücke zu schließen, ist diejenige wirksame und umsetzbare Regelung zu vereinbaren, die in rechtlicher und wirtschaftlicher Weise demjenigen am nächsten kommt, was die Parteien beabsichtigten oder nach dem Vertragszweck beabsichtigt hätten, wenn sie diesen Punkt bei Vertragsschluss bedacht hätten. Wenn die Unwirksamkeit einer Bestimmung aus dem Umfang einer zeitlichen Regelung resultiert, gilt diese Regelung als durch diejenige Regelung ersetzt, die dem ursprünglichen Umfang in einer gesetzlich zulässigen Weise am nächsten kommt. Wenn die Unwirksamkeit oder Lücke sich auf eine beurkundungspflichtige Regelung beziehen, sind die Parteien verpflichtet, die betreffende Regelung in notarieller Form zu vereinbaren.	13.12	Severability. Should a provision of this Agreement, or a provision later on included in this Agreement, be or become null and void as a whole or in part, or should a gap in this Agreement become evident, the validity of the remaining provisions shall remain unimpaired. It is the express intention of the Parties to maintain the validity of the remaining provisions of this Agreement at all events and thus to exclude the applicability of Section 139 BGB as a whole. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation must be agreed that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point when entering into this Agreement. If the nullity of a provision is due to the scope of any time period or performance stipulated hereunder, then such provision shall be deemed to be agreed with a legally permissible degree that comes closest to the original degree. If the nullity or gap relates to a provision requiring notarization, the Parties shall be obliged to agree on the respective provision in notarized form.

13.13	Verzögerungen oder Unterlassungen. Die Verzögerung oder das Unterlassen der Ausübung eines Rechts, Anspruchs oder einer Rechtsfolge, die einer Partei unter diesem Vertrag bei einer Verletzung oder Nichterfüllung einer anderen Partei zusteht, beeinträchtigt nicht das betreffende Recht, Anspruch oder Rechtsfolge der vertragstreuen Partei und gilt auch nicht als Verzicht auf das betreffende Recht, Anspruch oder Rechtsfolge oder als stillschweigende Zustimmung oder Duldung eines früheren oder späteren Verstoßes oder Unterlassens. Jeglicher Verzicht, Erlaubnis, Zustimmung oder Genehmigung jeglicher Art durch eine Partei im Hinblick auf jeglichen Vertragsverstoß oder Nichterfüllung unter diesem Vertrag, oder jeglicher Verzicht durch eine Partei im Hinblick auf jegliche Vertragsbestimmungen oder -bedingungen bedarf zu seiner Wirksamkeit der Schriftform und ist nur wirksam, soweit dies schriftlich spezifiziert wird. Alle Rechte, die einer Partei unter diesem Vertrag oder geltendem Recht zustehen, bestehen nebeneinander und nicht in einem Ausschließlichkeitsverhältnis zueinander.	13.13	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

13.14	Gesamter Vertrag. Dieser Vertrag (einschließlich seiner Anlagen) beinhaltet die gesamte Vereinbarung der Parteien im Hinblick auf seinen Gegenstand, und alle anderen schriftlichen oder mündlichen zwischen den Parteien bestehenden Vereinbarungen, die sich auf seinen Vertragsgegenstand beziehen, insbesondere jegliche vorherigen nach dem Recht der Vereinigten Staaten abgeschlossenen Verträge, insbesondere das Equity Purchase Agreement vom 23. November 2017 zwischen Crypto Company, CoinTracking e.K. und Dariusz Michael Kachel nach dem internen Recht des Staates Nevada, werden hiermit ausdrücklich aufgehoben.	13.14	Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the Parties, in particular any prior agreements concluded under any laws of the United States of America, in particular the Equity Purchase Agreement dated November 23, 2017 between Crypto Company, CoinTracking e.K. and Dariusz Michael Kachel under the internal law of the State of Nevada, are hereby expressly canceled.

13.15	Sprache. Dieser Vertrag wird in deutscher Sprache beurkundet. Die rechte Spalte in englischer Sprache ist nur eine unverbindliche Lesefassung und nicht Bestandteil dieser notariellen Urkunde.	13.15	Language. This Agreement is being recorded in the German language. The right hand column in English language is a non-binding convenience translation only and is not a part of this notarial deed.

Anlage 1
CoinTracking Assets	CoinTracking Assets

1.1	CoinTracking Intellectual Immaterialgüter	1.1	CoinTracking Intellectual Property

●	Der gesamte info Source Code, einschließlich aller Source Codes auf zusätzlichen CoinTracking Servern, load balancing Systemen und lokalen Speichern	●	The entire CoinTracking.info source code, including all source code on additional CoinTracking servers, load balancing systems and local storages

●	Die gesamten Systemeinstellungen und -konfigurationen aller CoinTracking Server, einschließlich Systemeinstellungen, Apache Konfigurationen sowie Hintergrund und cron jobs	●	The entire system settings and configurations of all CoinTracking servers including system settings, Apache configurations, background and cron jobs

●	Die gesamte CoinTracking Datenbank, einschließlich aller load balancing Datenbanken und Sicherheitskopien	●	The entire CoinTracking database including all load balancing databases and backups

●	Alle zusätzlichen non-script Dokumente auf allen CoinTracking Server, einschließlich Bildern und Formatvorlagen	●	All additional non-script documents on all CoinTracking servers including images and style sheets

●	Alle Konten von CoinTracking bei sozialen Netzwerken, einschließlich Facebook, Twitter, Google Plus	●	All CoinTracking Social Media accounts including Facebook, Twitter, Google Plus

●	Alle zusätzlichen Konten von CoinTracking, einschließlich Google Analytics, Google Webmaster Tools und Freshdesk Support Desk	●	All additional CoinTracking accounts including Google Analytics, Google Webmaster Tools and Freshdesk Support Desk

●	Der gesamte CoinTracking Source Code, einschließlich aller serverseitigen und nutzerseitigen Scripts und aller Hingtergrund und cron jobs.	●	The entire CoinTracking source code including all server side and client side scripts and all background or cron jobs

1.2	CoinTracking Technologie	1.2	CoinTracking Technology

●	Die gesamte CoinTracking Datenbank, einschließlich Daten und Struktur	●	The entire CoinTracking database including data and structure

●	Die CoinTracking App für Android (Google Play Store) und iOS (Apple App Store)	●	The CoinTracking app for Android (Google Play Store) and iOS (Apple App Store)

1.3	Sachen	1.3	Physical assets

●	keine	●	none

1.4	Kundeninformationen, -historie und -daten, einschließlich Namen und Kontaktdaten von natürlichen Personen	1.4	Customer information, history, and data including names and contact information of individuals

●	Verträge, einschließlich Kaufaufträgen von Kunden im Backlog und Supportverträgen	1.5	Contracts, including customer purchase orders in backlog and support agreements

1.6	Bankkonten	1.6	Bank Accounts

●	Sämtliche Umsätze, einschließlich Umsätzen in der Form von Bargeld und Cryptowährungen, die Coin Tracking e.K. (i) im Zeitraum von 30 Tagen vor dem Abschluss dieses Vertrags erhalten hat und (ii) solcher, die Coin Tracking e.K. im Zeitraum vor dem Closing erhalten hat, unabhängig davon, ob diese auf einem oder mehreren in vorstehender Ziffer 1.6 aufgeführten Bankkonten oder anderweitig verbucht sind.	1.7	Any and all revenues, including revenues in the form of cash and cryptocurrency, received by Coin Tracking e.K. during (i) the thirty (30) day period before the Effective Date and (ii) the Pre-Closing Period, whether held in one or more bank accounts listed in Section 1.6 above, or otherwise.